UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SUN BANCORP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
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(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:
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April 12, 2013

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Sun Bancorp, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Shareholders to be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on May 23, 2013, at 9:30 a.m.   The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the annual meeting.  During the annual meeting, I will also report on the operations of the Company.  Directors and officers of the Company, as well as a representative of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, will be present to respond to any questions shareholders may have.

At the annual meeting, shareholders will vote upon (i) the election of ten directors of the Company; (ii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and (iii) the approval of the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated.  The Board of Directors unanimously recommends a vote “FOR” each of the nominees to the Board of Directors and “FOR” proposals (ii) and (iii).

This year, pursuant to the Securities and Exchange Commission rule allowing companies to furnish their proxy materials over the Internet, we are mailing shareholders a Notice of Internet Availability instead of a paper copy of the Proxy Statement and our 2012 Annual Report.  The notice contains instructions on how to access those documents over the Internet and authorize a proxy to vote electronically.  The notice also contains instructions on how shareholders may receive a paper copy of our proxy materials, including the Proxy Statement, our 2012 Annual Report and a proxy card.  Whether or not you plan to attend the annual meeting, I urge you to vote now – by Internet, telephone or mail - even if you plan to attend the annual meeting.  Your vote is very important.  If you received the traditional hard copy proxy materials, please follow the instructions on the enclosed proxy card.  If more than one proxy card is made available to you, please vote each proxy.

Sincerely,

Bernard A. Brown
Chairman of the Board

SUN BANCORP, INC.
226 LANDIS AVENUE
VINELAND, NEW JERSEY 08360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Sun Bancorp, Inc. (the “Company”) will be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on May 23, 2013, at 9:30 a.m.

The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	The election of ten directors of the Company;

2.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	The approval of the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated; and

4.	Such other matters as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.  Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned.  Shareholders of record at the close of business on April 1, 2013 are the shareholders entitled to vote at the Annual Meeting and any adjournments thereof.

EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO AUTHORIZE A PROXY BY MAIL OR TO VOTE BY TELEPHONE OR OVER THE INTERNET AS INSTRUCTED ON THE NOTICE OF INTERNET AVAILABILITY OR, IF YOU REQUESTED PAPER COPIES, THE INSTRUCTIONS ARE PRINTED ON THE PROXY CARD.  ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR BY VOTING AGAIN AT A LATER DATE BUT PRIOR TO THE ANNUAL MEETING.  ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.  HOWEVER, SHAREHOLDERS WHOSE SHARES ARE NOT REGISTERED IN THEIR OWN NAME WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS
Sidney R. Brown
Secretary
Vineland, New Jersey
April 12, 2013
Important Notice Regarding Internet Availability of Proxy Materials
for the Shareholder Annual Meeting
to be Held on May 23, 2013 at 9:30 a.m.

The Proxy Statement and the 2012 Annual Report to Shareholders
are available for review on the Internet at www.envisionreports.com/SNBC.

PROXY STATEMENT
OF
SUN BANCORP, INC.
226 LANDIS AVENUE
VINELAND, NEW JERSEY 08360
ANNUAL MEETING OF SHAREHOLDERS
MAY 23, 2013

GENERAL

This proxy statement (the “Proxy Statement”) is being furnished in connection with the solicitation of proxies by the Board of Directors of Sun Bancorp, Inc. (the “Company”) to be used at the 2013 Annual Meeting of Shareholders of the Company (the “Annual Meeting”), which will be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on May 23, 2013, at 9:30 a.m.  This Proxy Statement and the enclosed form of proxy are first being made available to shareholders on or about April 12, 2013.

At the Annual Meeting, shareholders will consider and vote upon (i) the election of ten directors of the Company; (ii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; (iii) the approval of the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated; and (iv) such other matters as may properly come before the Annual Meeting or any adjournments thereof.  The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting.  Execution of a proxy, however, confers on the designated proxy holder discretionary authority to vote the shares represented by such proxy in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment thereof.

VOTING AND PROXY PROCEDURES

The Board of Directors is making this Proxy Statement available to you electronically for the purpose of allowing your shares of common stock to be represented at the Annual Meeting by the persons named as proxies in the Board of Directors’ form of proxy.  Shareholders of record may vote by proxy in any of three different ways:

●	Voting over the Internet. To vote by Internet:

•	Go to www.envisionreports.com/SNBC; or

•	Scan the QR code on your proxy card with your smartphone.

•	The steps for voting by Internet are outlined on the secure website. Proxies submitted by the Internet must be received by 2:00 a.m. Eastern Time on May 23, 2013.

●	Voting by Telephone. To vote by telephone:

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone phone; and

•	Follow the instructions on the recorded message. Proxies submitted by the telephone must be received by 2:00 a.m. Eastern Time on May 23, 2013.

●
Voting by Mail. If you have requested paper copies, complete, sign, date and return the proxy card in the postage-paid envelope provided. To be voted, mailed proxy cards must be received by: 5:00 p.m. Eastern Time on May 22, 2013.

Voting of 401(k) Retirement Plan and Employee Stock Purchase Plan Shares.  Employees who own shares of common stock as of the Record Date (as defined below) in either of the 401(k) Retirement Plan or the Employee Stock Purchase Plan will not receive the Proxy Statement or Annual Report in the mail but will receive an email with instructions on how to download these documents and direct how their shares should be voted at the Annual Meeting.  Employees who participate in either of those plans must complete these procedures no later than 8:00 a.m., Eastern Time, on May 21, 2013.

Shareholders who execute proxies retain the right to revoke them at any time.  Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof.  Proxies may be revoked by written notice to the Secretary of the Company at the address above or by filing a later-dated proxy.  A proxy will not be voted if a shareholder attends the Annual Meeting and votes in person.  However, shareholders whose shares are not registered in their own name will need additional documentation from the record holder to vote in person at the Annual Meeting.  Proxies solicited by the Board of Directors will be voted as specified thereon.  If no direction is given, signed proxies will be voted “FOR” the nominees for directors set forth below; “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and “FOR” the approval of the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated.  The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where a nominee is unable to serve, or for good cause will not serve, and with respect to matters incident to the conduct of the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Shareholders of record as of the close of business on April 1, 2013 (the “Record Date”) are entitled to one vote for each share of the Company’s common stock they held at that date.  As of that date, there were 86,284,430 shares of the Company’s common stock outstanding.

The presence in person or by proxy of at least a majority of the outstanding shares of the Company’s common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast “FOR” or “AGAINST” are included.  Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present.  In the event there are not sufficient votes for a quorum or to ratify or adopt any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

As to the election of directors, the proxy being provided by the Board of Directors allows a shareholder to vote for the election of the nominees proposed by the Board of Directors or to withhold authority to vote for any or all of the nominees being proposed.  Under the Company’s bylaws, directors are elected by a plurality of votes cast.

Concerning all matters that may properly come before the Annual Meeting other than the election of directors, including the ratification of the appointment of the Company’s independent registered public accounting firm and approval of the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated, by checking the appropriate box, a shareholder may:  (i) vote “FOR” the item, or (ii) vote “AGAINST” the item, or (iii) “ABSTAIN” with respect to the item.  Unless otherwise required, such matters, including the ratification of the appointment of the Company’s independent registered public accounting firm and approval of the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated, shall be determined by a majority of votes cast affirmatively or negatively without regard to (a) broker non-votes, or (b) proxies marked “ABSTAIN” as to that matter.

Security Ownership of Certain Beneficial Owners

Persons and groups owning in excess of 5% of the outstanding shares of the Company’s common stock are required to file reports regarding such ownership with the Securities and Exchange Commission (the “SEC”). Other than as set forth in the following table, management knows of no person or group that owns more than 5% of the outstanding shares of the Company’s common stock as of the Record Date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding

Bernard A. Brown
71 West Park Avenue
Vineland, New Jersey 08360	6,306,036	(1)	7.3%

WL Ross & Co. LLC
1166 Avenue of the Americas
New York, New York 10036	21,279,241		24.7%

Maycomb Holdings II, LLC
Maycomb Holdings III, LLC
Maycomb Holdings IV, LLC
c/o Siguler Guff & Company, LP
825 Third Avenue
New York, New York 10022	8,460,421	(2)	9.8%

Sidney R. Brown
226 Landis Avenue
Vineland, New Jersey 08360	4,626,571	(3)(4)	5.4%

Anchorage Capital Group, L.L.C.
610 Broadway, 6th Floor
New York, New York 10012	8,460,421	(5)	9.8%

Second Curve Capital, LLC
237 Park Avenue, 9th Floor
New York, New York 10017	4,374,379	(6)	5.1%

Total of all directors, nominees for director and executive officers of the Company as a group (16 persons)	38,819,123	(7)(8)	45.0%
________________
(1)
Includes shares held directly as well as by spouse, in trust and other indirect ownership, over which shares Mr. Brown exercises sole or shared voting and/or investment power.  Includes 114,764 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Record Date.

(2)	Based on an amended Schedule 13G filed with the SEC on February 14, 2012 and on information from the corporate records of the Company.
(3)
Includes shares held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individual exercises sole or shared voting and/or investment power, unless otherwise indicated.  Includes 244,368 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Record Date.

(4)
Excludes 3,899,348 shares held by various companies and partnerships for which the individual disclaims beneficial ownership of shares held in excess of his proportionate ownership interests in such companies and partnerships.

(5)	Based on a Form 13F filed with the SEC on February 14, 2013.
(6)	Based on a Schedule 13G filed with the SEC on March 19, 2013.
(7)
Excludes 7,799,951 shares held by various companies and partnerships for which  an individual disclaims beneficial ownership of shares held in excess of his or her proportionate ownership interests in such companies and partnerships.

(8)
Includes shares held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole or shared voting and/or investment power, unless otherwise indicated.  Includes 894,006 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Record Date.

PROPOSAL I – ELECTION OF DIRECTORS

Ten directors will be elected at the Annual Meeting.   All of the nominees are currently members of the Board of Directors. Directors of the Company are elected to one-year terms, each to serve until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified. Effective as of the date of the Annual Meeting, Bernard A. Brown is retiring from the Board of Directors and as Chairman of the Board, and will be appointed Director Emeritus.  Mr. Brown was a founding member of the Bank in 1985 and has been a director and the Chairman of the Board of the Company and the Bank since then.  The Board of Directors wishes to express its gratitude for Mr. Brown’s service to the Board and his excellent leadership in guiding the Company for the past 28 years.  Additionally, Director Anne E. Koons is retiring from the Board of Directors effective as of the Annual Meeting.  The Board is grateful for Director Koons’ faithful service to the Board for the past 23 years.  Upon the retirement of Mr. Brown and Ms. Koons, the Board of Directors will consist of ten persons.

It is intended that the proxies solicited by the Board will be voted for the election of each of the named nominees unless otherwise specified.  If any of the nominees is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy.  At this time, the Board knows of no reason why any of the nominees might be unavailable to serve.  Each of the nominees has consented to serve, if elected.

The following table sets forth information with respect to all of the directors as of the Record Date (including the nominees for election as directors) and the executive officers of the Company and Sun National Bank (the “Bank), including their names, ages, the years they first became directors or executive officers of the Company or the Bank, and the number of and percentage of shares of the Company’s common stock beneficially owned by each as of April 1, 2013.

Name	Age	Year First Elected or Appointed(1)	Shares of Common Stock Beneficially Owned(2),(3)	Percent of Shares of Common Stock Outstanding

DIRECTORS

Bernard A. Brown	88	1985	6,306,036	7.3%
Wilbur L. Ross, Jr.	75	2010	21,279,241	24.7%
Sidney R. Brown	55	1990	4,626,571	5.4%
Peter Galetto, Jr.	59	1990	583,639	*
Anne E. Koons	60	1990	1,764,046	2.0%
Jeffrey S. Brown	53	1999	2,920,181	3.4%
Eli Kramer	58	2004	305,115	*
Thomas X. Geisel (4)	51	2008	579,048	*
Anthony R. Coscia	53	2010	73,278	*
William J. Marino	69	2010	113,096	*
Philip A. Norcross	50	2012	65,245	*
Steven A. Kass	56	2012	13,149	*
EXECUTIVE OFFICER OF THE COMPANY AND THE BANK

Thomas R. Brugger	46	2012	20,000	*
EXECUTIVE OFFICERS OF THE BANK
Michele B. Estep Bradley J. Fouss Edward A. Malandro	43 45 48	2008 2001 2001	67,419 37,647 65,412	* * *

______________
*	Less than 1.0%
(1)	For directors, refers to the year such individual became a director of the Company or the Bank. For officers, refers to the year such individual joined the Company or the Bank.
(2)
Includes shares held directly by the individual as well as by such individual’s spouse, or minor children, in trust and other forms of indirect ownership over which shares the individual effectively exercises sole voting and investment power, unless otherwise indicated.

(3)
Includes shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the Record Date.  The number of options included for each individual is as follows: Bernard Brown – 114,764; Wilbur Ross – 0; Sidney Brown – 244,368; Peter Galetto – 36,750; Anne Koons – 11,625; Jeffrey Brown – 11,625; Eli Kramer – 56,757; Thomas Geisel – 371,386; Anthony Coscia – 0; William Marino – 0; Philip Norcross – 0; Steven Kass – 0; Thomas Brugger – 0; Michele Estep – 45,419; Bradley Fouss – 37,647; and Edward Malandro – 46,731.

(4)	Includes 86,111 shares for which the individual serves as Trustee under the Directors’ Deferred Fee Plan.

Biographical Information and Qualifications of Directors

Set forth below are biographies of the nominees for director (all of which are continuing directors) and the executive officers of the Company and the Bank.  These biographies contain information regarding the person’s service as a director, business experience, other directorships at any point during the last five years with any other public companies, information regarding involvement in certain types of proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to nominate the individual for election to the Board in 2013 and that qualify such continuing directors to continue to serve on the Board.  All directors and executive officers have held their present positions for at least five years unless otherwise stated. Pursuant to the terms of a securities purchase agreement dated July 7, 2010 entered into between the Company and WLR SBI Acquisition Co, LLC (“WL Ross”), the Company agreed that as long as WL Ross beneficially owns at least 7.5% of the outstanding common stock, WL Ross has the right to nominate one candidate to the Board of the Company and the Bank.  Wilbur L. Ross, Jr. is WL Ross’s nominee.  Pursuant to the terms of a securities purchase agreement dated July 7, 2010 entered into between the Company and various members of the founding Brown family, as long as the Brown family and their affiliates own at least 7.5% of the outstanding common stock, subject to compliance with NASDAQ Listing Rules and related interpretations, the Brown family has the right to nominate four candidates for election as directors.  Pursuant to this provision, Sidney R. Brown, and Jeffrey S. Brown  have been nominated to serve as directors.

Wilbur L. Ross, Jr. was elected to the Board of Directors of the Company in September, 2010.  He is also a director of the Bank.  Mr. Ross has been appointed to the Executive Committee and the Nominating and Corporate Governance Committee of the Board of Directors and as a non-voting observer to the Compensation Committee of the Board of Directors.  Mr. Ross may be the best known turnaround financier in the U.S., having been involved in the restructuring of over $300 billion of defaulted companies’ assets around the world. In 1998, Fortune Magazine called him "the King of Bankruptcy.”  Mr. Ross organized International Steel Group Inc. (“ISG”) in April 2002 and was its Board Chairman.  By acquiring Bethlehem Steel and other troubled companies, ISG became the largest integrated steel company in North America.  It was listed on the New York Stock Exchange until it merged with Mittal Steel to form the largest steel company in the world.  Mr. Ross remains a director of ArcelorMittal, S.A.  In March, 2004, the firm organized International Textile Group (“ITG”) by buying and consolidating two bankrupt companies, Burlington Industries and Cone Mills.  Mr. Ross serves as Chairman of ITG which has developed major investments in China and Vietnam. Also in 2004, WL Ross organized International Coal Group to acquire out of bankruptcy Horizon Natural Resources and two other coal companies and went public.  It was listed on the New York Stock Exchange and subsequently acquired by Arch Coal.  In 2005, WL Ross & Company (“WL Ross”) formed International Automotive Components (“IAC”) to acquire Collins & Aikman’s European operations and Lear’s European interior plastics division.  More recently, the firm acquired control of PLASCAR, the leading Brazilian automotive plastics company, Mitsuboshi in Japan, Lear Corporation’s U.S. European and Asian interior plastics businesses and certain North American plants of Collins & Aikman.  IAC now has revenues of $5.5 billion and 23,000 employees in 17 countries.  The Ross Funds are major investors in Greenbrier Companies, Inc., Assured Guaranty Ltd., Navigator Gas and Diamond S Shipping and Mr. Ross joined their Boards.  Beginning in 2007, the firm organized American Home Mortgage Service by acquiring several floundering companies and creating the second largest independent servicer of subprime mortgages.  In 2009, the firm led the $900 million revival of BankUnited with FDIC assistance.  The shares now trade on the New York Stock Exchange with a $2.5 billion market value.  Subsequently, WL Ross took substantial positions in Virgin Money, First Michigan, Cascade Bank Corp., the Company and Air Lease Corp.  In 1999, President Kim Dae Jung awarded Mr. Ross a medal for his help during Korea's 1998 financial crisis.  He is a former Chairman of the Smithsonian National Board.  Earlier, President Clinton had appointed him to the Board of the U.S.-Russia Investment Fund, and he served as privatization advisor to Mayor Rudolph Giuliani.  Mr. Ross serves on the Executive Committee of the New York City Partnership, is Chairman of the Japan Society and is a member of the Chairman’s Circle of the U.S.-India Business Council.  He is a member of the Business Roundtable and is a Board member of the Yale University School of Management, which has presented him with its Legend of Leadership Award.  China Institute presented him with its 2007 Blue Cloud Award.  He is the only person elected to both the Turnaround Management Hall of Fame and the Private Equity Hall of Fame.  He was named Entrepreneur of the Year 2009 by BritishAmerican Business and received the 2010 Business Statesman Award from Harvard Business School Club of New York.  Mr. Ross holds an A.B. from Yale University and an M.B.A., with Distinction, from Harvard University. Mr. Ross is also a member of the Board of Directors of the following:  BankUnited, Inc., EXCO Resources, Inc., and Air Lease Corp. Mr. Ross is a valued member of the Board of Directors given his experience in the financial services industry and his reputation as one of the world’s most respected investors.

Sidney R. Brown is Vice Chairman of the Board of Directors of the Company and has served as a director, treasurer and secretary since 1990.  He is also a director of the Bank.  Mr. Brown serves as a member and Secretary of the Executive Committee of the Board, and is a member of the ALCO/Investment Committee.  Mr. Brown served as Acting President and CEO of the Company from February 2007 to January 2008.  Mr. Brown is Chief Executive Officer of NFI, a premier integrated supply chain solutions company.  NFI, founded in 1932 as National Hauling, has evolved from a trucking company in a regulated environment, into one of the largest privately-held third party logistics companies in the country. In the early 1980’s, the company, then known as National Freight, was focused mainly on over-the-road trucking services. The company quickly evolved into four affiliated companies providing transportation services (National Freight), warehousing and inventory management (National Distribution Centers), dedicated fleets and transportation management (Interactive Logistics) and real estate development (Real Estate). In 2008, the company continued to evolve and positioned all its companies under one corporate brand, NFI. NFI in North America now consists of Logistics, Warehousing and Distribution, Transportation, Intermodal, Real Estate, Transportation Brokerage, Contract Packaging, Solar, Global Freight Forwarding and NFI Canada.  Mr. Brown attended Georgetown University and graduated with a BSBA degree in 1979. He began his career working for Morgan Stanley in New York City as a financial analyst in the corporate finance department of the investment bank.  He moved on to pursue his MBA at Harvard University. Graduating in 1983, he immediately joined the family business. Mr. Brown is also a director of J & J Snack Foods Corp. and Franklin Square Energy and Power Fund.   Directors Sidney R. Brown, Anne E. Koons, and Jeffrey S. Brown are the children of retiring director Bernard A. Brown.  With his extensive business background and leadership and management skills, Mr. Brown has helped guide the Company’s Board of Directors successfully for a significant number of years.

Peter Galetto, Jr. has been a director of the Company since April 1990.  He is also a director of the Bank.  Mr. Galetto also served as the Secretary of the Company from April 1990 to March 1997.  He currently serves as secretary of the Bank, Chair of the Risk Committee and is former Chair of the Audit Committee of the Board of Directors.   He also serves as a member of the Board’s Executive Committee, Audit Committee, and Nominating and Corporate Governance Committee.  In his position as Chair of the Risk Committee of the Board, Mr. Galetto annually attends numerous audit and risk related webinars and seminars as well as a national conference on audit and risk topics to bring the most current information to the Company.  Mr. Galetto is the President and CEO of Stanker & Galetto, Inc., an industrial building contractor located in Vineland, New Jersey.  He is the Secretary/Treasurer of Tri-Mark Building Contractors, Inc.  Mr. Galetto is also a board member of South Jersey Healthcare System (merged with Underwood Memorial Hospital) (Chairman), Hendricks House and also serves as President of the Parish of All Saints Finance Council.  Mr. Galetto is also an officer and director of several other privately held corporations and organizations. He has been honored by several organizations for his community service: Entrepreneur of the Year by the South Jersey Development Council, Gregor Mendel Award from St.

Augustine Prep, Vineland Rotary Club Outstanding Vocational Accomplishments and the Order Sons of Italy in America Distinguished Golden Lion Award.  He received a B.S. in Commerce and Engineering from Drexel University, majoring in Finance and Management.  Mr. Galetto also graduated from Harvard Business School’s Owner/President Management Program. With his proven business leadership and management skills, in addition to his stature in the local business community, Mr. Galetto is a significant contributor to the Board of Directors of the Company.

Jeffrey S. Brown has been a director of the Company since April 1999.  He is also a director of the Bank.  Mr. Brown also serves as a member of the Board’s Risk, and ALCO/Investment Committees.  Mr. Brown is Vice Chairman of NFI, a comprehensive provider of freight transportation, warehousing, third party logistics, contract manufacturing, and real estate development.  He is also President of NFI Real Estate, one of the top real estate development companies in the industry.  Mr. Brown is one of the general partners of The Four B’s, a partnership with extensive holdings primarily in the Eastern United States.  He is an officer and director of several other corporations and partnerships in the transportation, equipment leasing, insurance, warehousing and real estate industries.  Mr. Brown serves on the Boards of several regional charities including: The Board of Trustees for the Cooper Foundation.  As a principal in a major logistics company with P&L responsibilities, Mr. Brown possesses financing and acquisition experience, which further strengthens his bank director capabilities.  His experience in real estate, leadership skills, and his networking capabilities due to his stature in the local business community, make him a valued member of the Company’s Board of Directors.

Eli Kramer has been a director of the Company since July 2004.  He is also a director of the Bank.  He serves as Chair of the Board’s Compensation Committee and is also a member of the following Board Committees: Executive; Audit; Risk; and Nominating and Corporate Governance.  Mr. Kramer has over 20 years of total bank board experience including seven plus years as Vice Chair or Chairman at a previous bank.  Mr. Kramer has been a principal in real estate development companies since 1976 and is the owner of CJ Management, LLC.  He is also a principal in Arcturus Group, a real estate advisory and asset management firm serving the financial industry.  He was a co-founder and Vice Chairman of the Board of Directors of Community Bancorp of New Jersey, prior to its acquisition by the Company.  He also served as a Director and Chairman of the Board of Colonial State Bank.  Mr. Kramer serves as a Trustee on the Boards of the Jewish Educational Center, Elizabeth, NJ, the Holocaust Resource Center at Kean University, and the Trinitas Healthcare Foundation.   Mr. Kramer’s bank board experience, proven leadership and business management skills, knowledge of the New Jersey market, and stature in the community are all attributes that are highly valued as a director of the Company.

Thomas X. Geisel joined the Company as President and Chief Executive Officer in January 2008 and is also a director of the Company.  Mr. Geisel also serves as the President and Chief Executive Officer of the Bank and is a director of the Bank.  In addition, he is a member of the Executive Committee of the Board.    Mr. Geisel brings more than 20 years of financial services experience to the Company.  His background is well diversified and includes experience in investment banking, private equity investing, commercial banking and executive management.  Prior to joining the Company, Mr. Geisel held a number of positions with KeyCorp. He joined Key in July 1999 in New York City where he served as Managing Director of Investment Banking for the East and West Regions of KeyBanc Capital Markets (formerly McDonald Investments’ Key Business Advisory Services division). In 2002, he was promoted to President of Key’s Capital Region New York District and subsequently to Regional Executive for Commercial Banking for which he relocated to Albany, New York. From 2005 through 2007, he served as President for KeyBank’s Northeast Region, which comprised eight districts across New York, New England and Florida, with assets of approximately $20 billion and revenue exceeding $550 million. Mr. Geisel’s other experience includes representing the U.S. Department of Justice in various capacities domestically and as a diplomat in Latin America and the Caribbean.  Mr. Geisel has spoken on topical business, financial and economic issues and trends. His banking and financial insight and expertise have been showcased on prominent business news networks and online media including Bloomberg News, CNBC, Fox Business Channel, TheStreet.com and NJN/NJTV as well as on several regional, expert panels such as the Rutgers Quarterly Business Outlook. He also has contributed to articles that appeared in national publications, including American Banker, US Banker and The Wall Street Journal. Under Mr. Geisel’s tenure, Sun National Bank was chosen by Forbes as one of the nation’s Most Trustworthy Companies. In 2011, Mr. Geisel was named by NJBiz as one of New Jersey’s “50 Most Powerful People in Banking.”  He is also actively engaged in social media, including LinkedIn and Twitter, and in 2012 was named one of the top 1% most viewed LinkedIn profiles.  Active in both business and community organizations, Mr. Geisel is a member of the Board of Directors and the Ad-hoc Strategic Planning Committee of the New Jersey Chamber of Commerce. He is Chairman of the Board of Trustees for the Southern New Jersey Development Council and a member of the Nominating Advisory Committee (FRNAC) of the Federal Reserve Board of Philadelphia. He also serves on the Board of Directors of the New Jersey Bankers Association.  In addition to his elevated stature in New Jersey, Mr. Geisel’s 20 plus years of well-diversified financial services experience and executive leadership and management skills make him an integral member of the Company’s Board of Directors.

Anthony R. Coscia was elected to the Board of Directors of the Company in November 2010.  He is also a director of the Bank.  Mr. Coscia currently serves as Chair of the Board’s ALCO/Investment Committee and is a member of the Board’s Compensation/Personnel Committee.  He is admitted to the state bars of New Jersey and New York and is a Partner in the law firm of Windels Marx Lane & Mittendorf, LLP, one of the New York region’s oldest law firms.  He is a graduate of Georgetown University School of Foreign Service and received his law degree from Rutgers University School of Law.  Mr. Coscia specializes in corporate, commercial and real estate matters with a concentration on the financial elements of these transactions.  He represents financial institutions, investors and major corporations handling a broad variety of matters, including corporate and real estate finance transactions, asset restructure and recovery, regulatory compliance, mergers and acquisitions and general litigation.  He has specific experience in the area of redevelopment finance and has worked extensively on corporate governance issues.  In June 2010, Mr. Coscia was appointed to the Board of Directors of National Passenger Railroad Corporation (Amtrak) where he serves as Chair of the Audit and Finance Committees. In addition Mr. Coscia serves as a trustee of the New Jersey Community Development Corporation and is a member of the Board of Directors of Tutor Perini, United Water Inc., New Jersey Performing Arts Center Council of Trustees, The Partnership for New York City, the Economic Club of New York, Georgetown University Board of Regents and the Regional Plan Association.  Mr. Coscia served as Chairman of the Board of Commissioners of the Port Authority of New York and New Jersey for over eight years, stepping down from the Board on June 30, 2011.  From February 1992 to March 2003, he served as Chair of the New Jersey Economic Development Authority, one of the largest state-sponsored development banks in the United States.  Mr. Coscia has served as a director and audit committee member of several public and closely held corporations in the financial services, investment banking, real estate and manufacturing sectors.  With Mr. Coscia’s extensive background and as a well-respected business leader actively involved in both the private and government sectors in New Jersey and New York, he is a significant complement to the Company’s Board of Directors.

William J. Marino was elected to the Board of Directors of the Company in November 2010.  He is also a director of the Bank.  Mr. Marino currently serves as Chair of the Board’s Nominating and Corporate Governance Committee and is also a member of the Board’s ALCO/Investment Committee.  He is a graduate of St. Peter’s College with a Bachelor of Science degree in Economics.  Mr. Marino has over 40 years of experience in the health and employee benefits field, primarily in managed care, marketing and management. Mr. Marino is the retired Chairman, President and Chief Executive Officer of Horizon Blue Cross Blue Shield of New Jersey, the state’s largest health insurer, providing coverage for over 3.6 million people. He joined Horizon BCBSNJ as Senior Vice President of Health Industry Services in January 1992, responsible for all aspects of Managed Care operations in New Jersey, as well as Market Research, Product Development, Provider Relations and Health Care Management.  He became President and CEO in January 1994 and Chairman effective January 2010.  Before joining Horizon BCBSNJ, Mr. Marino was VP of Regional Group Operations for NY and CT for Prudential, capping a 23-year career with them.  Mr. Marino is currently the Chairman of the Board of Directors of the New Jersey Performing Arts Center, a member of the Board of the New Jersey Symphony Orchestra, as well as Sealed Air Corporation, in which he also serves as Lead Director and Chairman of the Nominating & Governance Committee.  He is a member of the Campaign Committee of Saint Vincent Academy and a member of the Board of Trustees of Delbarton School in Morristown. In addition, Mr. Marino is a member of the board of two privately held corporations: LCA Holdings, LLC, and Care Core National’s Management Committee.  Mr. Marino is a recipient of the 1997 Ellis Island Medal of Honor.  In 2007 he received The American Conference on Diversity’s Humanitarian of the Year Award.  Mr. Marino’s prior board affiliations include: America’s Health Insurance Plans; Blue Cross Blue Shield Association; National Institute for Health Care Management (Past Chairman); Choose New Jersey; NJ State Chamber of Commerce (Past Chairman); New Jersey Network; Newark Alliance; Newark Museum, Liberty Science Center Chairman’s Advisory Council; St. Peter’s College (Past Chairman); Community Theatre of Morristown; Regional Business Partnership (Past Chairman); United Way of Essex and West Hudson (Past Chairman); Kessler Institute for Rehabilitation, Inc.; New York Business Group on Health; and, New York State HMO Conference.  As a highly regarded business and philanthropic leader, one who has played an important role in policy and legislative matters in New Jersey, Mr. Marino is an important complement to the Company’s Board of Directors.

Philip A. Norcross was appointed to the Company’s Board of Directors in April 2012.  He is also a director of the Bank.  Mr. Norcross currently serves as a member of the Board's ALCO/Investment, Compensation, and Risk Committees.  Mr. Norcross is Chief Executive Officer and Managing Shareholder of Parker McCay, a regional law firm headquartered in Mount Laurel, New Jersey, with offices in Lawrenceville and Atlantic City, New Jersey, a position which he has held since 1997.  Mr. Norcross co-chairs the firm’s Public Finance and Business Departments and has particular expertise in finance and transactional law, with an emphasis on government, economic development, redevelopment and other specialized financings.  Mr. Norcross also serves as Chairman of Optimus Partners LLC, a business advisory and consulting firm, based in Trenton, New Jersey, that serves a wide array of clients in the financial services, healthcare, gaming, real estate and development, and insurance sectors, a position he has held since September 2009.  Active in both the community and his profession, Mr. Norcross is Chairman of the Board of The Cooper Foundation, member of the Board of Trustees of Home Port Alliance of the U.S.S. New Jersey, Inc, a founding member and former vice-president of the Mount Laurel Public Education Foundation and is currently a member of the Board and Executive Committee of the United Way of Greater Philadelphia and Southern New Jersey and past chairman of Burlington County United Way.  He is also a member of the National Association of Bond Lawyers, the American Bar Association and the bar associations of New Jersey, Burlington County and Camden County.  With his record of success, particularly in the areas of law, finance and economic development, working with both private and public entities, Mr. Norcross brings valuable experience and talent to the Company’s Board of Directors.

Steven A. Kass was appointed to the Company’s Board of Directors in April 2012.  He is also a director of the Bank.  Mr. Kass currently serves as Chair of the Board’s Audit Committee and is a member of the Risk Committee.  Mr. Kass is Co-Chief Executive Officer and Co-Managing Principal of Rothstein Kass, a premier professional services firm serving privately held and publicly traded companies and high-net-worth clients, a position which he has held since January 2005.  He has extensive experience as a client advisor, is a member of the firm’s Executive Committee and has played an integral role in the growth and national presence of Rothstein Kass.  Committed to professional development, Mr. Kass serves on the advisory board for the Lubin School of Accounting at Syracuse University and completed a two-year term as international chairman of AGN International Ltd., a global association of independent accounting and consulting firms in 80 countries.  He is a member of the American Institute of Certified Public Accountants (AICPA), the New Jersey Society of Certified Public Accountants and the New York State Society of Certified Public Accountants. A dedicated philanthropist, Mr. Kass was honored with a Distinguished Achievement award by the banking and finance unit of B’nai B’rith International. As a highly-regarded business and philanthropic leader, who has led the dynamic growth of his own company while serving as a valued advisor to clients, Mr. Kass is a strong complement to the Company’s Board of Directors.

Executive Officers Who Are Not Directors

Thomas R. Brugger joined the Bank in November 2012 as Executive Vice President and Chief Financial Officer.  He was subsequently appointed as Executive Vice President and Chief Financial Officer of the Company in December 2012.  Before joining the Bank, Mr. Brugger was Executive Vice President and Chief Financial Officer of Customers Bancorp, Inc., a bank holding company based in Wyomissing, Pa., and its subsidiary, Customers Bank (from September 2009 to October 2012), which had assets of approximately $2.7 billion.  Mr. Brugger joined Customers Bank when it had approximately $260 million in assets. While there, he managed the capital structure and the execution of both organic and external growth strategies as the bank grew to its current size. His responsibilities also included financial reporting and planning, accounting, treasury, investor relations, capital and regulatory compliance. Prior to that, Mr. Brugger was Corporate Treasurer, Chief Investment Officer and Portfolio Manager for Sovereign Bank, where he oversaw investment portfolio management, capital planning, business unit profitability, budgeting and related financial and accounting functions. Mr. Brugger is a graduate of Penn State University and sits on the Advisory Board for Penn State Outreach, a division of Penn State University.

Michele B. Estep joined the Bank in March 2008 as Executive Vice President and Chief Administrative Officer.  Ms. Estep brings more than 20 years of experience to her position.  In this position, Ms. Estep oversees the Bank’s administrative operations, including the Human Resources, Training and Development, Marketing, PR and Communications, and Facilities and Network Management.  Her roles include management of the Bank’s Human Capital initiatives - recruiting, hiring, retention and training practices and procedures, as well as the administration of benefits and payroll services. She also oversees the operations related to the Bank’s physical branch network, including vendor contracts, new location construction and growth strategies, consolidations and divestitures. Under her management, the marketing department is charged with developing strategies and tactics designed to support the Bank’s lines of business through sales support, branding, and advertising, as well as is responsible for managing communications with all of the Bank’s stakeholders, including community relations and investor relations.  Prior to joining the Bank, she held successive leadership roles at KeyBank in Albany, New York from July 1991 through March 2008.  Ms. Estep is a member of the Board of Directors of The Food Bank of South Jersey.

Bradley J. Fouss joined the Bank in 2001.  Mr. Fouss has more than 20 years of banking experience.  Currently Executive Vice President and Director of Wholesale Banking for the Bank, a position he has held since May 2011, Mr. Fouss manages all commercial banking efforts and drives key strategic initiatives to expand lines of business, including wholesale lending, deposits, cash management, and government banking.  He also leads the Bank’s growing specialty segment business lines, including Healthcare, Real Estate, and Asset-Based Lending.  Previously, he was Senior Vice President and Director of Commercial Real Estate and Asset-Based Lending from July 2010 to May 2011, Senior Vice President and Director of Specialized Banking from September 2009 to July 2010 and Senior Vice President - Wholesale Lending from December 2001 to September 2009.  Prior to joining the Bank, Mr. Fouss held commercial banking positions with Wachovia.  He also served in the New Jersey National Guard for 10 years, retiring as a captain.

Edward Malandro joined the Bank in 2001.  Mr. Malandro has more than 25 years of banking experience. In his current position as Executive Vice President and Director of Consumer Banking, a position held since July 2007, he has responsibilities for the Bank’s consumer banking operations which includes the branch network, Sun Financial Services and Sun Home Loans. Under his leadership, these business lines have experienced robust growth in revenue and distribution channels. He also previously served as marketing director for the Bank. A seasoned banking professional, Mr. Malandro has more than 25 years of banking experience.  Prior to joining the Bank, he spent 14 years at First Union National Bank (formerly CoreStates, First Pennsylvania and Philadelphia National Bank) in a variety of progressive management roles.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

Under the Board of Directors’ current leadership structure, the offices of Chairman of the Board and Chief Executive Officer are held by separate individuals.  Bernard A. Brown currently serves as Chairman of the Board of Directors but is retiring from the Board effective as of the Annual Meeting.  The Board of Directors intends to appoint a new Chairman who will be separate from the Company’s CEO.  The Company’s Chief Executive Officer is Thomas X. Geisel. The Board of Directors has determined that the separation of the roles of Chairman of the Board and Chief Executive Officer will enhance Board independence and oversight.  The Board of Directors believes that this separation permits the Chief Executive Officer to better focus on developing and implementing strategic and tactical initiatives, enhancing shareholder value and expanding and strengthening the Company’s franchise, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management.

The Board of Directors has general authority over the Company’s risk oversight function with authority delegated to various board committees to review risk management policies and practices in specific areas of the Company’s business.  The Audit Committee is primarily responsible for overseeing the Company’s risk management.  The Audit Committee works closely with officers involved in the risk management function including the internal audit staff who report directly to the Audit Committee.

Meetings and Committees of the Board of Directors

The Company is governed by a Board of Directors and various committees of the Board, which meet regularly throughout the year.  During 2012, the Company’s Board of Directors held six regular meetings, three special meetings, 28 regular committee meetings and 6 special committee meetings.  One incumbent director, Jeffrey S. Brown, attended fewer than 75% of the meetings of the Company’s Board of Directors and committees on which such director served during the year ended December 31, 2012.  In addition, the Bank’s Board of Directors held six regular meetings and three special meetings during 2012.

The Executive Committee met five times during 2012.  As of the date of this Proxy Statement, the Executive Committee consists of directors Bernard Brown (Chairman), Sidney R. Brown, Peter Galetto, Jr., Thomas X. Geisel, Eli Kramer, and Wilbur L. Ross, Jr.

The Compensation Committee met 11 times during 2012.  As of the date of this Proxy Statement, the Compensation Committee consists of Directors Kramer, Coscia and Norcross.  Mr. Ross serves in a nonvoting observer capacity.

The Audit and Risk Committee met two times during 2012.  This committee consisted of Directors Galetto, Kramer and Marino.  The Board of Directors previously determined that Mr. Marino met the definition of an audit committee financial expert under the regulations of the SEC.  In April 2012, the Board of Directors separated this committee into two distinct committees, the Audit Committee and the Risk Committee.

The Audit Committee and the Risk Committee met jointly one time in April 2012.

The Audit Committee met six times during 2012.  This committee consists of Directors Galetto(Chairman), Kramer and Kass.  The Board of Directors has determined that Mr. Kass meets the definition of an audit committee financial expert under the regulations of the SEC.

The Risk Committee met two times during 2012.  This committee consists of Directors Galetto(Chairman), Kramer, Kass and Jeffrey S. Brown.

The Nominating and Corporate Governance Committee met three times during 2012.  This committee currently consists of Directors Marino, Galetto, Kramer and Ross.

Each member of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee is independent in accordance with the requirements of the NASDAQ Listing Rules.  Each of these committees operates under a written charter, copies of which are available on the Company’s website at www.sunnb.com.

Compensation Committee Interlocks and Insider Participation

Company directors who served as members of the Compensation Committee of the Company’s Board of Directors during the year ended December 31, 2012 were Eli Kramer (Chair), Anthony R. Coscia and Philip A. Norcross.

None of the individuals who served on the Compensation Committee during 2012 was an executive officer of another company whose board of directors has a comparable committee on which one of the Company’s executive officers serves.  In addition, during 2012, no executive officer of the Company was a member of a comparable compensation committee of a company of which any of the directors of the Company is an executive officer.

Director Nomination Process

The Company does not currently pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director positions.  The Nominating and Corporate Governance Committee gives a recommendation to the Board of Directors of the persons to be nominated by the Company for election.  The Nominating and Corporate Governance Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company and the Bank.  Additionally, the Nominating and Corporate Governance Committee will consider persons recommended by shareholders of the Company in selecting the Nominating and Corporate Governance Committee’s nominees for election.  There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates persons recommended by directors or officers and persons recommended by shareholders in selecting Board nominees.

To be considered in the Committee’s selection of Board nominees, recommendations from shareholders must be received by the Company in writing at least 120 days prior to the date the proxy statement for the previous year’s annual meeting was first distributed to shareholders.  Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered.  The Committee believes potential directors should have industry expertise in areas of corporate governance, finance, banking, accounting, the economy, real estate, general business and other areas of importance to the Company, along with familiarity and knowledge of the business, political and economic environments for the markets the Bank serves, and the ability to provide management with guidance on the development and oversight of strategy.  The Committee and the Board of Directors may consider diversity in market knowledge, background, experience, qualifications, and other factors as part of its evaluation of each candidate.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the Board.  In view of the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary.  Written communications received by the Company from shareholders are shared with the full Board no later than the next regularly scheduled Board meeting.  The Board encourages, but does not require, directors to attend the annual meetings of shareholders.  Ten members of the Board of Directors attended the 2012 Annual Meeting of Shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the Company’s compensation program for the last fiscal year applicable to the principal executive officer, principal financial officer and the other officers included in the summary compensation table (referred to as the “Named Executive Officers” or the “named officers”).

Executive Summary: In 2012, the lingering effects of the nation’s recession, the impact of sweeping regulatory change, operating challenges, and the aggressive competition among banks in the marketplace together affected the Company’s financial results.  Despite these challenges,  the Company continued to focus on the execution of its corporate strategy to strengthen  it.   The top priority was restoring the health of the Bank’s portfolio:  decisive actions were taken to accelerate the disposition of non-performing assets, de-risk the balance sheet, improve the Company’s credit profile and reduce expenses.   The Bank remains well-capitalized above regulatory required levels and in 2012 continued to deploy its capital toward asset resolution and loan origination.  While making meaningful progress with credit and capital actions, the Company maintained a parallel focus on loan and non-interest income growth.   In commercial lending, the Company achieved growth in both its core and specialty business lines; in residential mortgage lending, Sun Home Loans exceeded projections for sales and closings.  This past year, retail deposits achieved nominal growth, though the Bank effectively reduced the cost of interest-bearing deposits and also decreased expenses through its branch optimization approach (closing under-performing retail locations).   Overall in 2012, and going into 2013, the Company will continue to build for future profitability through risk reduction efforts, improving operating procedures, growth in loan production and fee income business, enhancing efficiency and reducing expenses.

The Compensation Committee took various actions in 2012 in order to reinforce its efforts to focus compensation on rewarding activities which promote safe growth of long-term shareholder value and retention of talented executives to further execute the Company’s strategic plan.  Such actions included:

•	Granting stock options and stock awards to various newly hired members of senior management in order to align the interests of such management with the long-term interests of shareholders.

•
Granting stock options to the Named Executive Officers and other officers as performance and retention incentives. Under the Company’s 2010 Performance Equity Plan (the “Performance Equity Plan”), the performance incentives require that Company return on assets target metrics be achieved by December 31, 2013 in order for such equity awards to be earned. As of December 31, 2012, target metrics had not been achieved.

•
The Compensation Committee reviewed its Charter and made revisions deemed appropriate to promote the effective management and oversight of the Company’s incentive compensation and risk management and general corporate governance.

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Under the annual cash incentive plan, establishing cash bonus award opportunities for achievement of weighted quantitative and qualitative performance objectives in order to achieve and maintain safety and soundness.

•	Engaging a compensation consultant to review the structure and level of compensation paid to the Board of Directors.

•	Establishing a retention plan and granting stock awards to Executive Management (as defined below) and select senior officers.

Shareholder Advisory Votes on Compensation.  At the 2011 annual meeting of shareholders, the shareholders approved the advisory vote on the Company’s executive compensation policies and practices as disclosed in the proxy statement for the 2011 annual meeting by more than 98% of the shares voting on the matter.  In addition, the shareholders approved an advisory vote recommending that such advisory vote be taken every three years by more than 75% of the shares voting on the matter.  The Company intends to follow this advisory vote on the three year frequency of such shareholder advisory votes.

Compensation Philosophy and Objectives.  The underlying goal of the Company’s compensation program is to promote increases in long-term shareholder value by closely aligning the financial interests of the Company and its shareholders with the Named Executive Officers and other members of executive management (collectively, “Executive Management”).

In accordance with the Charter of the Company’s Compensation Committee, the Compensation Committee seeks to design and administer executive compensation programs that will achieve the following primary objectives:

•	Support a pay-for-performance policy that differentiates compensation based on corporate and individual performance;

•	Motivate employees to assume increased responsibility and reward them for their achievement;

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Provide total compensation opportunities that are comparable to those offered by other leading companies, allowing the Company to recruit and retain top quality, dedicated executives who are critical to its long-term success;

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Align the interests of executives with the long-term interests of shareholders by providing executives with equity award opportunities that will result in favorable long-term compensation opportunities as long-term shareholder value grows;

•
Annually, the Company establishes specific financial performance targets as well as non-financial targets such as credit quality and adhering to regulatory standards that are defined by the Compensation Committee and are incorporated into the budgeting and planning process.  The Company’s goal is to promote and administer a comprehensive pay-for-performance program consistent with such financial performance targets and the goals of the Bank; and

•
Monitor the incentive compensation programs applicable to Executive Management and all employees to ensure that such programs do not expose the Company to unnecessary or excessive risk and to implement policies and practices that may help manage and monitor such risk within acceptable and pre-established parameters.

The Company’s compensation program is designed to promote performance by the Named Executive Officers and the entire Executive Management group as a team.  For 2012, as set by the Compensation Committee of the Board, performance of the Named Executive Officers under the annual cash incentive plan was evaluated based upon weighted quantitative and qualitative goals: 40% weighted on core earnings, 20% for achieving and maintaining regulatory safety and soundness, 20% based upon stabilizing asset quality, and 20% for achievement of the Bank’s strategic loan production objectives.   Each year the Compensation Committee reviews the weightings and goals of this plan to ensure alignment with the Company’s goals.

The Company strives to provide each Named Executive Officer with a total compensation opportunity that the Compensation Committee deems to be market competitive with comparably-sized community banks, both nationally and regionally, assuming the Company’s performance metrics are at budgeted, targeted levels.  The Company believes that this market positioning is appropriate to attract and retain top-caliber talent in a highly competitive labor market for executive staff.

The Company maintains programs to create short-term and longer-term incentive compensation opportunities for its Executive Management.  In recognition of the need to retain key employees, the Compensation Committee created a retention plan that resulted in the granting of stock options and stock awards in 2012 to its Named Executive Officers and other members of the Executive Management team consistent with its long-term compensation goals. Generally, such equity awards become earned and non-forfeitable over a two, four or five year period in order to serve as a retention tool in addition to a compensation incentive.

Role of the Compensation Committee.  The Compensation Committee’s primary responsibilities are to assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s Executive Management and to ensure that the compensation plans of the Company do not promote risk.  The Committee determines policies and decisions relative to salary, annual cash incentives, long-term equity-based incentives and other compensation programs for Executive Management, while taking into account appropriate risk management.  The Chief Executive Officer’s compensation, as set forth in his employment contract, is evaluated by the Compensation Committee and approved by the Board of Directors.

The Compensation Committee has periodically engaged compensation consultants and advisors to provide advice on both director and executive compensation issues and has the authority to retain advisors as needed.  During 2012, the Compensation Committee received guidance from Pearl Meyer & Partners, LLC regarding the appropriate level and structure of compensation paid to non-employee members of the Board of Directors.

In March 2012, the Compensation Committee engaged Pearl Meyer & Partners, LLC as a compensation consultant to the Committee to review certain matters related to Board compensation and considered the independence of Pearl Meyer & Partners, LLC.  The Compensation Committee concluded that the work of the consultant did not raise any conflict of interest.

            Role of Executives in Compensation Committee Deliberations.  The Compensation Committee maintains a dialogue with the Company’s Chairman, or his designee, to assist in analyzing existing compensation programs and studying proposed compensation program changes.   In 2012, such designee was the Company’s Vice Chairman, and he has provided guidance to the Compensation Committee regarding Executive Management performance evaluation, bonus plan recommendations, and other executive compensation matters.  As appropriate, the Committee requests the presence of the Company’s Vice Chairman and/or its President and Chief Executive Officer (“CEO”) at Committee meetings to discuss executive compensation matters and to evaluate Company and individual performance.  Occasionally, other executives may be requested to attend a Committee meeting to provide pertinent financial, tax, accounting, peer data or operational information.  Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.

The Compensation Committee discusses the compensation of the Company’s President and CEO directly with him, but final deliberations and all votes regarding the President and CEO’s compensation are made in executive session, without the President and CEO being present.  The Compensation Committee also determines the compensation for the other Named Executive Officers, based on the President and CEO’s recommendations and input from outside advisors and counsel when deemed necessary or appropriate.  The Named Executive Officers as of December 31, 2012 are Thomas Geisel, President and CEO, Bernard Brown, Chairman of the Board, Sidney R. Brown, Vice Chairman and Corporate Secretary, Thomas Brugger, Executive Vice President and Chief Financial Officer, Michele Estep, Executive Vice President and Chief Administrative Officer, Bradley Fouss, Executive Vice President, Wholesale Banking and Edward Malandro, Executive Vice President, Consumer Banking. In addition, Robert Crowl, who terminated employment in April 2012, formerly held the position as Executive Vice President and Chief Financial Officer, and therefore is included as a Named Executive Officer for 2012.

Compensation Framework.  In developing and administering the Company’s executive compensation policies and programs, the Compensation Committee considers the following three aspects of the Compensation program:

•	Pay components - each element of total compensation, including the rationale for each component and how each component relates to the total compensation structure;

•	Pay level - the factors used to determine the total compensation opportunity, or potential payment amount at different performance levels, for each pay component; and

•
Relationship of executive compensation to performance - how the Company determines appropriate performance measures and goals for incentive plan purposes, as well as how pay levels change as a function of performance.

Pay Components.  The Company’s executive compensation program includes the components listed below:

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Salary - a fixed base salary generally set at competitive levels that reflect each executive’s position, individual performance, experience, and expertise.  Such base salary levels are reviewed annually by the Compensation Committee.

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Annual Cash Incentive - a bonus pay program that varies based on individual, team and Company performance against annual business objectives; the Company communicates the associated performance metrics, goals, and bonus award opportunities to Executive Management as early in the fiscal year as is practical using the evaluation factors previously referenced.  Final bonus determinations are made following the end of each fiscal year based upon a review of the stated performance metrics and bonus opportunities as well as the discretionary considerations of the Compensation Committee.

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Long-Term Incentives - equity-based awards with the compensation values driven by the long-term market performance of the Company’s stock price in order to align Executive Management pay with long-term shareholder interests.

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Management Agreements - These agreements detail the rights and obligations of the employer and Executive Management in the event of termination of employment following a change in control transaction or other involuntary termination of employment.

•	Other Compensation - perquisites consistent with industry practices in comparable banks and broad-based employee benefits such as medical, dental, disability, and life insurance coverage.

Salary

The Company pays its executives salaries that are intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company, with annual salary reviews determined in conjunction with an annual performance assessment.  The Committee intends that salary, together with annual cash incentive and long-term incentives at targeted Company performance levels will fall between the market median and upper quartile when compared to market competitors for similar executive talent.

The CEO, the other Named Executive Officers and members of the Bank’s Executive Management are forgoing pay increases in 2013 until the Bank is restored to profitability.

Annual Cash Incentive

The Company uses annual discretionary cash incentives to focus management’s attention on current strategic priorities and to drive achievement of short-term corporate objectives.  This program, referred to as the Annual Cash Incentive Plan, provides annual cash incentive compensation for the Named Executive Officers and other Company employees.  For the 2012 fiscal year, the Compensation Committee established performance goals for the Named Executive Officers under the Annual Cash Incentive Plan.  The performance goals for 2012 included weighted quantitative and qualitative goals;  40% weighted on core earnings, 20% for achieving and maintaining regulatory safety and soundness, 20% based upon stabilizing asset quality, and 20% for achievement of the Bank’s strategic loan production objectives.

The Annual Cash Incentive Plan program for Mr. Geisel, President and CEO, was detailed in Mr. Geisel’s employment agreement dated July 16, 2009 (the “Geisel Employment Agreement”).  Such program provides for a payment of a cash bonus calculated as a percentage of his base salary and is dependent upon the Company’s attainment of annually agreed upon financial targets.  For example, upon attainment of 100% of the Company’s agreed upon financial targets, his bonus would be 70% of base salary; attainment of 110% of the approved financial targets will result in a bonus of 100% of base salary;

attainment of 105% of the approved financial targets will result in a bonus of 80% of base salary; attainment of 95% of the approved financial targets will result in a bonus of 65% of salary; attainment of 90% of the approved financial targets will result in a bonus of 60% of salary.  Attainment of Company performance below 90% of the approved financial targets may result in a bonus payment determined within the discretion of the Compensation Committee; attainment of Company performance above 110% of the approved financial targets may result in an additional bonus payment (in addition to a bonus of 100% of base salary) determined within the discretion of the Compensation Committee.  As with the other Named Executive Officers and Executive Management, the Compensation Committee also considered additional non-financial metrics including core earnings, consistency of maintaining regulatory compliance, stabilizing/managing troubled loan portfolio, raising capital as appropriate, and maintaining required regulatory capital levels and the overall organizational improvement year over year when determining Mr. Geisel’s discretionary cash payment.  Such bonus will be paid on or before March 15 following the completion of the Company’s fiscal year and its annual audit.  Notwithstanding the language in the contract, Mr. Geisel’s incentive compensation has been awarded based on both qualitative and quantitative measures as assessed by the Compensation Committee in a performance review.

The Committee, in evaluating the Bank’s performance against primary performance objectives, did not approve discretionary cash awards to named officers and other members of Executive Management for the 2012 performance year.

Long-Term Incentives

The Company believes that equity ownership by the Named Executive Officers and Directors aligns executive and director interests with those of the shareholders.  In 2004, the Company adopted the 2004 Stock-Based Incentive Plan.  This omnibus stock plan, as last amended in 2010, provides for granting of up to 4,900,000 shares of common stock in the form of incentive stock options, non-qualified stock options and full-value stock awards; provided that the number of shares which may be awarded as full-value stock awards shall not exceed 1,400,000 shares.  The Plan further permits the vesting of stock awards based upon achievement of Company performance measures as well as continued service.  In prior years, the Company has used stock options and full-value shares of Company stock as the primary vehicle for long-term incentive compensation for management and Directors.  In recent years, including 2012, additional stock options and/or stock awards were made to the Named Executive Officers and other members of the Executive Management as a long-term retention incentive and as part of an effort to adjust the cash-equity mix of compensation for these respective positions, in order to better align compensation with long-term shareholder interests.  Typically, such awards will vest over a two, four or five year period as determined by the Compensation Committee at the time of such award.

The Committee, in evaluating the Bank’s performance against primary performance objectives, did not approve stock or stock option awards to named officers and other members of Executive Management for the 2012 performance year.

In November, 2012, the Compensation Committee approved the award of restricted stock to retain key Executive Management and other senior officers of the Bank that are identified as essential to the successful execution of the Bank’s strategic plan.  These stock awards have a five year escalating vesting term beginning with 10% after year 2, 20% after year 3, 30% after year 4 and 40% after year 5.  Ms. Estep was awarded 86,634 shares, Mr. Fouss was awarded 106,271 shares and Mr. Malandro was awarded 68,913.  In January, 2013, the Compensation Committee approved an award of 251,053 shares to Mr. Geisel under the same award structure and an additional 84,270 shares to vest 100% in year 5, on January 29, 2018.  Mr. Geisel’s total awards will vest at a rate of 7.5% after year 2, 15% after year 3, 22.5% after year 4, and 55% after year 5.

In 2010, the shareholders also approved the Performance Equity Plan permitting the award of up to 2,700,000 shares of Company stock.  Awards under the plan were made in March 2011 in the form of stock options to purchase Company stock at an exercise price equal to 110% of the fair market value of such Company stock on the date of grant of such award.  A portion of such options becomes earned and first exercisable upon the Company’s attainment of specified performance by December 31, 2013.    A portion of such awards will be earned upon the Company achieving a minimum target return on average assets (“ROA”) of at least 0.80% or a peer group ranking of at least the median of such peer group  based upon ROA of the peer group companies  before an award is earned and such options may be first exercisable.   The maximum award will be earned if ROA equals or exceeds 1.05% and a peer group ranking based upon ROA of 75th percentile is achieved.   Awards under this plan were made on March 2, 2011, at an exercise price of $4.73. The Compensation Committee granted stock options to acquire the following maximum number of shares to the Named Executive Officers, as follows: Bernard Brown -208,032 stock options; Sidney Brown - 104,016 stock options; Thomas Geisel - 321,037 stock options; Robert Crowl - 152,067 stock options; Michele Estep - 174,913 stock options; Bradley Fouss - 195,903 stock options and Edward Malandro - 166,412 stock options.  Upon attainment of the defined performance measures, one-fourth of such award will be first exercisable and one-fourth annually thereafter, after a six month holding period is fulfilled.  Such stock options may not be exercised more than ten years from the initial date of grant.  Additionally, an award of 158,074 stock options under the Performance Equity Plan was made to Thomas Brugger as a part of his employment offer in 2012.

Throughout 2012, the Executive Management team continued to focus on strengthening the balance sheet and executing the Company’s strategic plan.  The problem loan workout efforts resulted in a non-performing assets (“NPA”) to gross loans held-for-investment, loans held-for-sale and real estate owned ratio of 4.29% at the end of 2012, down from 4.86% at December 31, 2011.  This decrease is a direct result of risk reduction strategies implemented in 2012.  Significant decreases in market interest rates and competitive pricing pressures for commercial real estate loans resulted in a decrease in the net interest margin from 3.30% for the year ended December 31, 2011 to 3.27% for the year ended December 31, 2012.  Commercial loan production increased to $378 million in 2012 from $323 million in 2011 and the Company witnessed continued growth in its specialty lines of business including healthcare and asset-based lending. In the Consumer business, the Company continued to rationalize the branch network through the closing of one branch and the opening of two new branch prototypes. Over the past five years, the Company has sold or consolidated 17 branches in an effort to make the branch network more efficient and reallocate resources to more attractive markets. For the full year 2012, the Company’s cost of interest bearing deposits equaled 0.64%, down from 0.83% for the full year 2011. The Company’s residential mortgage platform was significantly enhanced in fiscal year 2012, resulting in $665 million in mortgages originated and $384 million sold in 2012 as compared to $192 million and $131 million, respectively, in fiscal year 2011. The execution of these strengthening and growth strategies has positioned the Company for future success.  As of December 31, 2012, target metrics for the Performance Equity Plan have not been achieved.

The Compensation Committee does not have a specific policy or practice related to the timing of equity awards other than it reviews the opportunity to make such awards from time to time during the year based upon a variety of factors, including recruitment, retention and promotion opportunities that might arise during the year and achievement of the annual performance goals and operating results of the Company throughout the year.  Stock options that are awarded have an exercise price equal to no less than the fair market value of such Company stock on the date of such award grant, and option awards are not subject to re-pricing.  Although the Company encourages its Executive Management and Directors to maintain investments in Company stock, the Company does not have any specific equity ownership requirements or guidelines.  The Company does not have any policy regarding members of Executive Management or Directors hedging the economic risks of equity ownership of Company stock, and the Company does not participate in any programs to facilitate this practice.

Management Agreements

Mr. Bernard Brown and Mr. Sidney Brown were each a party to an agreement with the Company that provided change in control severance benefits.  Each of these agreements were no longer in effect as of December 31, 2012.  The agreement with Mr. Bernard Brown was for a three-year term.  Under Mr. Bernard Brown’s agreement, if he was terminated without just cause within two years following a “change in control” of the Company, as defined in the agreement, he would have been entitled to receive a payment equal to 2.999 times his average annual aggregate taxable compensation for the prior five years, had his agreement been in effect at the time of the change in control.  The agreement with Mr. Sidney Brown was for a three-year term.  Under Mr. Sidney Brown’s agreement, if he was terminated without just cause within eighteen months following a change in control, he would have been entitled to a payment equal to 2.999 times his average annual taxable compensation for the prior five years, had his agreement been in effect at the time of the change in control.

The Company has Change in Control Severance Agreements with certain of the Named Executive Officers and an employment agreement with Mr. Thomas Geisel, President and CEO.  These arrangements provide the Named Executive Officers with income security including severance benefits in the event of a termination of employment following a change in control transaction.  The primary provisions of these agreements include that Mr. Geisel will be entitled to a severance payment of 2.999 times his average prior five years’ W-2 earnings in the event of termination of employment following a change of control transaction; Ms. Estep, Mr. Fouss and Mr. Malandro will be entitled to 1.5 times the taxable compensation paid in the most recently completed calendar year.  Mr. Brugger is also entitled to income protection; however, due to regulatory limitations at the time of hire, his benefit is limited to 1.0 times his annual base salary. In addition, such individuals may continue medical and dental coverage for a period of up to eighteen months following termination of employment at the executive’s expense in accordance with COBRA.   Such severance payments are conditioned upon the executive complying with certain post-termination limitations on his or her business activities in competition with the Company following such termination of employment.

Ms. Estep’s agreement also provides for 18 months benefit coverage at the Bank’s expense in the event of termination of employment independent of a change in control.  Mr. Brugger’s agreement provides for a severance payment upon involuntary termination unrelated to a change in control transaction equal to 18 weeks of base pay during the first two years of employment, 32 weeks of base pay after two years of employment, and one year of base pay after completion of five years of employment.  Ms. Estep, Mr. Fouss and Mr. Malandro would be eligible for severance independent of a change in control under the Bank’s existing severance policy equal to 52 weeks of current base salary with benefit continuation during the severance period.

In July 2009, the Company entered into an employment agreement (the “Geisel Employment Agreement”) with Mr. Thomas Geisel, President and CEO, replacing the existing Management Change in Control Severance Agreement and Letter of Employment between the Company and Mr. Geisel dated December 5, 2007.  The financial terms of the Employment Agreement are similar to the prior change in control agreement.  In addition, the employment agreement includes a “claw back” provision that provides for the repayment of bonuses and incentive compensation in certain circumstances as described below.  The term of the Geisel Employment Agreement is for 36 months, unless it is terminated earlier in accordance with its provisions. Additionally, on December 31, 2009 and each December 31 thereafter, the term of the Geisel Employment Agreement will automatically extend for a new period of 36 months; unless the Board of Directors gives written notice by October 1st of any such year that the Board has determined that the term of the agreement shall not be renewed.

In the event Mr. Geisel’s employment is terminated by the Company for reasons other than in conjunction with or within 24 months following a “Change in Control,” for “Just Cause,” death or “Disability” (as those terms are defined in the Geisel Employment Agreement), Mr. Geisel will be entitled to receive a severance payment (without regard to the number of months remaining on the term of the Agreement) equal to 24 multiplied by the sum of the following:

(i)           the average of his monthly base salary in effect for the 36-month period immediately prior to his termination); and

(ii)           the monthly average of any cash bonuses paid to him in accordance with the Company’s Annual Cash Incentive Plan and any other cash bonus arrangements paid to him during the previous 36 month period (or lesser period of employment if his employment has been for a lesser period of time at the time of termination).

Mr. Geisel will be entitled to receive the above-described severance payment if he voluntarily terminates employment upon the occurrence of or 90 days following certain events generally constituting a change in circumstances of his employment provided that the Company shall be entitled to remedy such circumstances during a 30 day period following receipt of notice from Mr. Geisel that he intends to resign. He will also not be entitled to any compensation or other benefits under the Geisel Employment Agreement, other than unpaid salary, if his employment is terminated for “Just Cause” or if he voluntarily terminates for other than an event constituting a change in circumstances.

If Mr. Geisel is terminated without “Just Cause” or resigns for good reason within 24 months following a Change in Control of the Company or the Bank (as defined in the Geisel Employment Agreement), he will be entitled to receive a lump sum payment equal to 2.999 times his average annual aggregate taxable compensation paid by the Company and the Bank for the most recently completed five calendar years ending on, or before, the date of such Change in Control.

The Geisel Employment Agreement provides that any payment to Mr. Geisel in connection with a Change in Control will not be limited to the amounts that are deductible by the Company.   As such, a portion of such payments could be non-deductible by the Company for federal tax purposes.  Provisions related to a tax gross-up of any excise tax obligations of Mr. Geisel were removed from the agreement in 2010.

The Geisel Employment Agreement provides that Mr. Geisel would be obligated to repay (upon demand by the Compensation Committee) any bonus or incentive compensation paid or payable by the Company or the Bank during his employment in the event that such payments were based on either (i) materially inaccurate financial statements or any other materially inaccurate performance metric criteria or (ii) financial statements or performance metrics that are subsequently restated or revised. Any such demand for repayment must be made within two years of the date of payment of the bonus or incentive compensation payment other than in the event of fraud or intentional misconduct in which case the demand period shall not be limited.

For a period of 20 months following termination of employment or 18 months following termination of employment after a Change in Control event, Mr. Geisel will be subject to non-competition limitations related to employment with a financial institution engaged in the business of offering retail customer and commercial deposit and/or loan products whereby Mr. Geisel will have a work location within 25 miles of any office of the Company or any subsidiary existing as of the date of such termination of employment; provided, however, Mr. Geisel may request a waiver from the Company with respect to the non-compete limitations on a case by case basis at any time in order to permit him to engage in investment banking or private equity investment activities, and the Company agrees that it will review such request.

Other Compensation

The Named Executive Officers (except Mr. Bernard Brown, Chairman and Mr. Sidney Brown, Vice Chairman) participate in the Company’s broad-based employee benefit  plans, such as medical, dental and supplemental disability insurance programs and the 401(k) plan with a Company matching contribution. Mr. Geisel received an allowance for Country Club Memberships in 2012 and a monthly automobile allowance.   Ms. Estep, Mr. Fouss and Mr. Malandro were provided with use of a company owned vehicle in 2012.  The Company maintains an executive long-term supplemental disability pay policy for its senior management providing compensation to such individuals in the event of disability for a period of up to one year following a determination of such long-term disability. Such policy will pay the affected senior officer an amount equal to such individual’s monthly salary less the amount of such disability benefits paid by the State and/or received from the basic long-term disability plan for a period of up to one year. Each Named Executive Officer is eligible to participate in the Company’s employee term life insurance program (with such death benefit equal to two times current annual base salary, to a maximum death benefit of $400,000).  In addition, the Company maintains a supplemental term life insurance policy for the benefit of Mr. Geisel in the amount of $900,000.

Summary of Pay Components

The Company uses the pay components discussed above in an effort to balance various objectives.  The Company seeks to balance short-term and longer-term performance targets, so annual incentives are combined with long-term incentives.  The compensation framework seeks to balance the executives’ need for current cash, economic security, and funds to cover taxes due on long-term incentives through salary and annual cash incentives, with the need for alignment of executives’ long-term interests with those of shareholders through vehicles such as equity grants.  These components provide some measure of security with competitive base salaries and overall employee benefit programs, while motivating executives to focus on the strategic goals that will produce outstanding Company financial performance, increases in long-term shareholder value and long-term wealth creation for the executives.

Pay Level.  Pay levels for executives are determined based on a number of factors, including the desire to maintain a team-based management culture, the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for other members of the management team within the Company, pay levels in the marketplace for similar positions, individual performance and Company operating results.  The Compensation Committee is responsible for approving pay levels for the Named Executive Officers.  The CEO, other Named Executive Officers and members of the Bank’s Management Committee are forgoing pay increases in 2012.

As noted earlier, the Company’s compensation program is designed to position an executive’s total compensation opportunity at competitive levels among comparable regional and national community banks, assuming the Company’s financial performance is at expected target levels.  Total compensation consists of base salary, annual cash incentives, and long-term incentives in the form of stock options and stock awards and all other forms of compensation, including the 401(k) Company matching contribution, insurance premiums, and perquisites, including use of a company owned vehicle and fees for country club memberships.

One of the primary data sources used in setting competitive market levels for Named Executive Officers’ pay is the information publicly disclosed by other comparable community banks.  These comparable companies are reviewed periodically and may change from time to time. These companies, which have been carefully reviewed and considered by the Board of Directors and the Compensation Committee, include community banks of similar size and business strategy both nationally and those located in the New York, New Jersey, Pennsylvania, Delaware and Maryland region.  Additionally, recognized third party published surveys are purchased for use in evaluating competitive compensation.  During 2012, the Bank utilized McLagan Partners Regional and Community Banks Survey, McLagan Commercial-Middle Market Lending, Towers Watson Financial Services Executive, Mercer Financial Services Suite, New Jersey Business & Industry Association, Pearl Meyer National Banking Compensation Survey, American Banker Association Compensation & Benefits Survey, CompAnalyst by Kenexa and the Crowe Horwath-New Jersey Bankers surveys.   The Compensation Committee reviews such data collected in order to determine market competitive levels of compensation as well as reviewing internal pay levels within the Executive Management group.  The Compensation Committee makes decisions regarding each individual executive’s target total compensation opportunity with consideration of the goal of motivating and retaining an experienced and effective management team.  There is no formulaic approach between the market data reviewed each year, year-to-year changes in the market data, and the compensation decisions made by the Compensation Committee.  Comparative data is reviewed for all Named Executive Officers with regard to base salary, cash bonus, long-term incentives, and total compensation.  Generally, the Company targets salaries at the 50th percentile of peer group base salary data.  The 50th percentile is also targeted for cash bonus, long term incentives, and total compensation.  Notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals may vary materially based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive with necessary skill levels and experience.  Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value.  In some instances, the amount and structure of compensation is also a result of arm’s-length negotiations with executives, which reflect an increasingly competitive market for quality, proven managerial talent.

The Compensation Committee reviews the total compensation paid to the CEO and Executive Management in comparison to sixteen other peer group companies.  These peer group companies are:  Alliance Financial Corp; Community Bank System, Inc.; Financial Institutions Inc.; First Commonwealth Financial; Hudson Valley Holding Corp; Lakeland Bancorp, Inc.; Metro Bancorp, Inc.; NBT Bancorp, Inc.; National Penn Bancshares Inc; Peapack Gladstone Financial Corp; Royal Bancshares/PA; S&T Bancorp, Inc.; Sandy Spring Bancorp, Inc.; Sterling Bancorp-NY; Tompkins Financial Corp; Univest Corp of Pennsylvania; Beneficial Mutual Bancorp; F N B Corp/FL; Oceansfirst Financial Corp; Susquehanna Bancshares Inc; and WSFS Financial Corp.  Additionally, for general research and consistency validation, data from a larger mix of Regional banks with assets between $3 billion and $5 billion is sometimes included as a point of reference.   Similar analysis is also undertaken for the other Named Executive Officers using these peer group companies.

Relationship of Executive Compensation to Performance.  The Compensation Committee believes that in order for the Company to be successful in its efforts to increase and maintain long-term shareholder value and increase the Company’s operating efficiencies, it is important to focus compensation programs for Executive Management, and particularly the Named Executive Officers, to be dependent upon the principles of pay-for-performance.   Mr. Geisel’s compensation program  is strongly focused on providing increased incentives, including cash, stock and stock option awards, based upon attainment of financial performance measures  (specifically, achievement of profitability targets).  Similar incentives were implemented for the other Named Executive Officers and other members of the Executive Management team.  The Company has never been required to restate performance measures upon which performance-based compensation is determined.  The Company does not have a policy regarding recovery of performance-based compensation awards in the event of such financial restatements or recalculations of goals; provided, however, as previously noted under “Management Agreements,” the employment agreement between the Company and Mr. Geisel does include a provision for the forfeiture of previously awarded bonus and incentive compensation (upon demand by the Compensation Committee) in the event that such payments were based on either (i) materially inaccurate financial statements or any other materially inaccurate performance metric criteria or (ii) financial statements or performance metrics that are subsequently restated or revised.  A similar provision for forfeiture of performance based compensation has been included in equity award agreements for the other Named Executive Officers, and members of the Bank’s Executive Management beginning in 2012.  During 2012, the Compensation Committee has reviewed the Company’s incentive compensation programs with the Company’s senior risk officers and has made reasonable efforts to ensure that the Company’s incentive compensation programs do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of the financial institution.

Tax and Accounting Considerations.  The Company takes into account the tax and accounting implications in the design of its compensation programs.  For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards.  Under current accounting rules (i.e., Financial Accounting Standards Board (“FASB”) Accounting Standards Codification TM (“ASC”) 718), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock.  The grant-date value is amortized and expensed over the service period or vesting period of the grant.  In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and the three most highly compensated executive officers of a corporation.  All of the compensation the Company paid in 2012 to the Named Executive Officers is expected to be deductible under Section 162(m) of the Internal Revenue Code.  Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations.  Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals.  The Compensation Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.

Upon a change in control of the Company, some portion of the severance payments may exceed the deductible limitations under Section 280G of the Internal Revenue Code.  Although the Compensation Committee does not anticipate that any such non-deductible payments, if applicable, will constitute a material portion of the total shareholder consideration that might be paid in connection with such a change in control transaction, it believes that it is necessary for the Company to have flexibility in designing its compensation programs to meet necessary business objectives and pay strategies.

COMPENSATION COMMITTEE REPORT

Pursuant to SEC regulations, this Compensation Committee Report shall not be deemed incorporated by reference by general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:  Eli Kramer, Committee Chairman, Anthony R. Coscia and Philip A. Norcross

COMPENSATION RISK ASSESSMENT

During the 2012 fiscal year, Executive Management conducted an updated compensation risk assessment which was presented to and reviewed by the Compensation Committee.   This compensation risk assessment concluded the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table.  The following table sets forth the cash and non-cash compensation awarded to or earned during the last three completed fiscal years by our Named Executive Officers in all capacities with the Company and the Bank.

	Year	Salary	Bonus(1)	Stock Awards (2)	Option Awards (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

Bernard A. Brown	2012	$356,400	$-	$-	$-		$-	$-	$356,400
Chairman	2011	356,400	-	-	-		-	-	356,400
	2010	356,400		140,250	347,718		1,099,036		1,943,404

Sidney R. Brown	2012	$178,200	$-	$-	$-		$-	$-	$178,200
Vice Chairman,	2011	178,200	-	-	-		-	-	178,200
Treasurer and Secretary	2010	178,200	-	140,250	462,594	(6)	-		781,044

Thomas X. Geisel	2012	$550,000	$-	$55,000	$44,001		$-	$47,438	$696,439
President and CEO	2011	550,000	110,000	-	-		-	48,981	708,981
	2010	500,000	300,000	279,550	528,146		-	47,970	1,655,666

Thomas R. Brugger(7)	2012	$36,250	$50,000	$-	$31,710		$-	$1,198	$119,158
Executive Vice President
and Chief Financial
Officer

Robert B. Crowl(8)	2012	$113,327	$-	$25,208	$24,013		$-	$4,872	$167,420
Executive Vice President	2011	311,452	55,000	-	$80,265		-	8,213	$454,930
And Chief Financial	2010	253,199	80,000	35,100	21,273		-	129,785	519,357
Officer

Michele B. Estep	2012	$250,000	$-	$277,737	$14,513		$-	$13,564	$555,814
Executive Vice President	2011	246,923	40,000	-	40,024		-	13,316	340,263
and Chief Administrative	2010	230,000	30,000	-	-		-	12,889	272,889
Officer

Bradley J. Fouss	2012	$280,000	$-	$337,237	$14,513		$-	$6,064	$640,016
Executive Vice President	2011	258,462	40,000	-	15,009		-	8,266	321,737
and Director of Wholesale	2010	215,000	30,000	-	-		-	7,526	252,526
Banking

Edward A. Malandro	2012	$237,850	$-	$223,355	$14,513		$-	$9,729	$485,447
Executive Vice President	2011	234,773	35,000	-	30,018		-	9,320	309,111
and Director of	2010	217,850	30,000	-	-		-	8,234	256,084
Consumer Banking

_________________
(1)
In consideration for the elimination of the Section 280G tax gross-up provision related to his change in control severance agreement, Mr. Geisel received a cash payment in 2010 in the amount of $250,000.  No discretionary cash bonuses were earned by Executive Management in 2012.  As part of his offer agreement, Mr. Brugger received a $50,000 signing bonus in 2012.  Discretionary cash bonuses earned by executive management in 2011 and paid in 2012: Mr. Geisel - $110,000; Mr. Crowl - $55,000; Ms. Estep - $40,000; Mr. Fouss - $40,000; Mr. Malandro - $35,000  Discretionary cash bonuses earned by executive management in 2010 and paid in 2011: Mr. Geisel - $50,000; Mr. Crowl - $40,000; Ms. Estep - $30,000; Mr. Fouss - $30,000; Mr. Malandro - $30,000  As part of his offer agreement, Mr. Crowl received a $40,000 signing bonus in 2010.

(2)
The amount represents the aggregate fair value of the restricted stock units on the date of grant calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“FASB ASC 718”).   Effective February 28, 2010, the SEC changed its disclosure requirements with respect to stock and option grants.  Previously, only the financial statement expense was required to be disclosed.  Prior periods have been restated to reflect the change in disclosure requirements.  See Note 2 of our Notes to Consolidated Financial Statements included in our Annual Report to Shareholders which accompanies this Proxy Statement for the assumptions used in calculating the grant date fair value.

(3)
The amount shown represents the aggregate fair value of the options on the date of grant, calculated in accordance with FASB ASC 718.  See Note 2 of our Notes to Consolidated Financial Statements included in our Annual Report to Shareholders which accompanies this Proxy Statement for the assumptions used in calculating the grant date fair value. On November 15, 2012, Mr. Brugger was awarded stock options under the 2010 Performance Equity Plan as detailed in the “Compensation Discussion and Analysis--Long-Term Incentives” at page 18 and the grant of equity awards table on page

28.  As of December 31, 2012, the Company believes that the value of such awards based upon the probable outcome of such performance conditions is $0 for each of the named executive officers.  The Company’s Compensation Committee does have the authority to modify the performance conditions of such awards.

(4)	Includes increase in the present value of the accumulated benefits under the Salary Continuation Plan for the benefit of Mr. Bernard Brown.
(5)
The components of all other compensation in 2012 for Mr. Geisel are an automobile allowance and related expenses of $28,560, country club membership, including deposits, of $11,236 and employer contributions under the 401(k) plan of $7,642.  The components of all other compensation in 2012 for Mr. Brugger are personal use auto expenses of $1,108 and a cell phone allowance of $90.   The components of all other compensation in 2012 for Mr. Crowl are personal use auto expenses of $1,613, employer contributions under the 401(k) plan of $2,899 and a cell phone allowance of $360.  The components of all other compensation in 2012 for Ms. Estep are personal use auto expenses of $5,281, employer contributions under the 401(k) plan of $7,323 and a cell phone allowance of $960.  The components of all other compensation in 2012 for Mr. Fouss are personal use auto expenses of $1,768, employer contributions under the 401(k) plan of $3,576 and a cell phone allowance of $720.  In 2012, the components of all other compensation for Mr. Malandro are personal use auto expenses of $2,749, employer contributions under the 401(k) plan of $6,020 and a cell phone allowance of $960.

(6)
Includes awards in consideration for the elimination of the Section 280G tax gross-up provisions related to his change in control severance agreement. Mr. Brown was awarded 19,120 incentive stock options at an exercise price of $5.23 per share and 27,917 non-qualified options at an exercise price of $4.75 per share.

(7)	Mr. Brugger was hired as Executive Vice President and Chief Financial Officer effective November 9, 2012. His 2012 annual base salary of $325,000 is pro-rated based on his hire date.
(8)
Mr. Crowl was hired as Executive Vice President and Chief Financial Officer effective March 4, 2010. His 2010 annual base salary of $305,000 is pro-rated based on his hire date.  As of April 25, 2012, Mr. Crowl was no longer an employee of the Company.

Stock Option Plans.  The Company’s stock option plans include the 1995 Stock Option Plan, the 1997 Stock Option Plan, the 2002 Stock Option Plan, the 2004 Stock-Based Incentive Plan, the 2010 Stock-Based Incentive Plan and the 2010 Performance Equity Plan.  Each of these plans has been approved by the Company’s shareholders.

Options granted may be either incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Internal Revenue Code and that do not normally result in tax deductions to the Company) or non-incentive stock options.  The option price may not be less than 100% of the fair market value of the shares on the date of the grant.  Option shares may be paid for in cash, shares of the common stock, or a combination of both.  Options are generally exercisable for a period of ten years from the date of grant.

Grant of Plan Based Awards.  The following table sets forth information concerning the stock options and stock awards granted to the named officers during 2012.

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)
	Grant Date	Threshold (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Restricted Stock		All Other Option Awards: Number of Securities Underlying Options		Exercise Price	Grant Date Fair Value (2)
Bernard A. Brown	-	-	-	-		-		-	-
Sidney R. Brown	-	-	-	-		-		-	-
Thomas X. Geisel	03/01/12	-	-	19,298	(6)	28,908	(3)	$2.85	$99,000
Thomas R. Brugger	11/15/12	94,844	158,074	-		20,000	(4)	$3.03	$31,710
Robert B. Crowl	03/01/12	-	-	8,845	(5)	15,776	(5)	$2.85	$49,221
Michele B. Estep	03/01/12	-	-	5,346	(6)	9,535	(3)	$2.85	$29,749
	11/15/12	-	-	86,634		-		-	$262,501
Bradley J. Fouss	03/01/12	-	-	5,346	(6)	9,535	(3)	$2.85	$29,749
	11/15/12	-	-	106,271		-		-	$322,001
Edward A. Malandro	03/02/12	-	-	5,346	(6)	9,535	(3)	$2.85	$29,749
	11/15/12	-	-	68,686		-		-	$208,119
______________
(1) (2)
Such option awards are based upon performance conditions referenced at “Compensation Discussion and Analysis — Long Term Incentives” at page 22.
The grant date fair value is calculated in accordance with FASB ASC 718. See Note 2 to the Company’s 2012 Audited Financial Statements for additional discussion on valuation methodology. Excludes for equity awards subject to performance conditions, the grant date fair value based upon the probable outcome of such awards determined at the date of award. As of December 31, 2012, the Company’s Compensation Committee believes that such awards have a value of $0 based upon the probable outcome of such performance conditions.  The calculated grant date fair value of these options at the threshold level was as follows:  Mr. Thomas R. Brugger - $243,750.

(3)	These restricted stock units and stock options vest evenly over five years beginning one year after the date of grant.
(4)	These stock options vest at a rate of 25% on the second anniversary of the date of grant and 25% annually thereafter.
(5)	These stock options and restricted stock units expired as of April 25, 2012 as Mr. Crowl was no longer employed by the Company as of that date.
(6)	These restricted stock units vest in full one year after the date of grant.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth information concerning the stock options and restricted stock units held by the named officers at December 31, 2012:

Name	Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)	Option Exercise Price	Option Expiration Date	Number of Unvested Restricted Stock Units		Market Value Unvested Stock Awards ($)(8)
	Exercisable	Unexercisable

Bernard A. Brown	29,564	-		-	$15.33	05/08/2016	-		$-
	85,200	28,400	(2)	-	5.10	09/24/2020	6,875	(2)	24,338
	-	-		138,688	4.73	03/01/2021	-		-
Sidney R. Brown	14,781	-		-	15.33	05/08/2016	-		-
	77,880	19,470	(3)	-	10.76	01/22/2018	-		-
	27,917	-		-	4.75	05/20/2020	-		-
	19,120	-		-	5.23	05/20/2015	-		-
	85,200	28,400	(2)	-	5.10	09/24/2020	6,875	(2)	24,338
	-	-		69,344	4.73	03/01/2021	-		-
Thomas X. Geisel	152,969	50,991	(4)	-	11.90	01/07/2018	10,511	(4)	37,209
	75,000	-		-	3.98	01/21/2020	-		-
	85,200	28,400	(2)	-	5.10	09/24/2020	6,875	(2)	24,338
	-	-		214,024	4.73	03/01/2021	-		-
	-	36,134	(3)	-	2.85	03/01/2022	19,298	(5)	68,315
Thomas R. Brugger	-	20,000	(4)	-	3.03	11/15/2022	-		-
	-	-		94,844	4.73	11/15/2022	-		-
Michele B. Estep	5,512	-		-	11.94	03/31/2018	-		-
	-	-		-	-	02/19/2019	8,686	(7)	30,748
	30,000	-		-	3.54	12/17/2019	-		-
	4,000	16,000	(3)	-	4.32	03/01/2021	-		-
	-	-		104,948	4.73	03/01/2021	-		-
	-	9,535	(3)	-	2.85	03/01/2022	5,346	(5)	18,925
	-	-		-	-	11/15/2022	86,634	(6)	306,684
Bradley J. Fouss	4,861	-		-	17.49	08/01/2015	-		-
	6,366	-		-	16.10	04/02/2017	-		-
	-	-		-	-	02/19/2019	5,488	(7)	19,428
	3,800	5,700	(3)	-	3.74	03/12/2020	-		-
	1,500	6,000	(3)	-	4.32	03/01/2021	-		-
	-	-		117,542	4.73	03/01/2021	-		-
	-	9,535	(3)	-	2.85	03/01/2022	5,346	(5)	18,925
	-	-		-	-	11/15/2022	106,271	(6)	376,199

Name	Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)	Option Exercise Price	Option Expiration Date	Number of Unvested Restricted Stock Units		Market Value Unvested Stock Awards ($)(8)
	Exercisable	Unexercisable

Edward A. Malandro	3,037	-		-	17.49	08/01/2015	-		-
	5,787	-		-	16.10	04/02/2017
	-	-		-	-	02/19/2019	7,732	(7)	27,371
	30,000	-		-	3.54	12/17/2019	-		-
	-	-		-	-	02/19/2019	-		-
	3,000	12,000	(3)	-	4.32	03/01/2021	-		-
	-	-		99,847	4.73	03/01/2021	-		-
	-	9,535	(3)	-	2.85	03/01/2022	5,346	(5)	18,925
	-	-		-	-	11/15/2022	68,686	(6)	243,148
____________
(1)
Options awarded under the 2010 Performance Equity Plan with vesting conditioned upon attainment of performance conditions detailed at “Compensation Discussion and Analysis — Long Term Incentives” at page 22.

(2)	These stock options and restricted stock units vested 25% immediately with the remaining 75% to vest evenly over three years.
(3)	These stock options vest one-fifth per year starting on the first-year anniversary of the date of grant.
(4)	These restricted stock units and stock options vest 25% on the second-year anniversary of the date of grant and 25% annually thereafter.
(5)	These restricted stock units and stock options vest on the first-year anniversary of the date of grant.
(6)
These restricted stock units vest 10% on the second-year anniversary of the award date, 20% on the third-year anniversary of the award date, 30% on the fourth-year anniversary of the award date and 40% on the fifth-year anniversary of the date of the award.

(7)	These restricted stock units vest on the fourth-year anniversary of the date of grant.
(8)	Represents the closing market value of the Company’s common stock on December 31, 2012 of $3.54.

Option Exercises and Stock Vested.  The following table shows stock option exercises by the named officers and stock vesting during 2012.

	Stock Options		Stock Award Units
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number Vested	Value Realized on Vesting (1)

Bernard A. Brown	-	-	6,875	$22,275
Sidney R. Brown	-	-	6,875	22,275
Thomas X. Geisel	-	-	52,386	156,040
Thomas R. Brugger	-	-	-	-
Robert B. Crowl	-	-	-	-
Michele B. Estep	-	-	5,440	19,203
Bradley J. Fouss	-	-	1,378	4,699
Edward A. Malandro	-	-	1,371	4,675

____________
(1)           Value represents the market value of the Company’s common stock on the vesting date.

Potential Payments on Termination or Change in Control

Management Severance Agreements.  The Company has entered into change in control severance agreements with certain executive officers.

Mr. Bernard Brown and Mr. Sidney Brown were each party to an agreement with the Company that provided change in control severance benefits.  Each of these agreements were no longer in effect as of December 31, 2012.  The agreement with Mr. Bernard Brown was for a three-year term.  Under Mr. Bernard Brown’s agreement, if he was terminated without just cause within two years following a “change in control” of the Company, as defined in the agreement, he would have been entitled to receive a payment equal to 2.999 times his average annual aggregate taxable compensation for the prior five years, had his agreement been in effect at the time of the change in control.

The agreement with Mr. Sidney Brown was for a three-year term.  Under Mr. Sidney Brown’s agreement, if he was terminated without just cause within eighteen months following a change in control, he would have been entitled to a payment equal to 2.999 times his average annual taxable compensation for the prior five years, had his agreement been in effect at the time of the change in control.

The Company has entered into a Change in Control Severance Agreement with Thomas Brugger which provides that he will be entitled to a severance payment equal to 1.0 times his average annual taxable compensation for the prior five years in the event of his involuntary termination of employment within 18 months following a change in control transaction.  The agreement with Mr. Brugger also provides for an escalating severance payment based on length of service in the event of termination of employment (absent termination for cause) initiated by the Company or the Bank independent of a change in control.  His severance payment is based on his base salary and begins at 18 weeks in the first two years of employment, increases to 32 weeks after two years, and is at one year of severance after five years of employment.

Robert Crowl, who terminated employment in April 2012, previously had a Change in Control Severance Agreement, which is no longer in effect.

The Company has also entered into Change in Control Severance Agreements with Bradley Fouss, Michele Estep and Edward Malandro which provide for a severance payment equal to 1.5 times the W-2 earnings from the most recent completed year.  Ms. Estep’s agreement also provides for 18 months benefit coverage at the Bank's expense in the event of termination of employment independent of a change in control.  Ms. Estep, Mr. Fouss and Mr. Malandro would be eligible for severance independent of a change in control under the Bank’s established severance policy equal to 52 weeks of current base salary with benefit continuation during the severance period.

Geisel Employment Agreement.  As referenced under the “Compensation Discussion and Analysis” Section, on July 16, 2009, the Company entered into an employment agreement (the “Geisel Employment Agreement”) with Mr. Thomas X. Geisel, President and CEO. The Geisel Employment Agreement replaced the Management Change in Control Severance Agreement dated December 18, 2008 and a Letter of Employment between the Company and Mr. Geisel dated December 5, 2007.  The term of the Geisel Employment Agreement will continue for 36 months, unless it is terminated earlier in accordance with its provisions.  Additionally, on December 31, 2009 and each December 31 thereafter, the term of the Geisel Employment Agreement will automatically extend for a new period of 36 months, unless the Board of Directors gives written notice by October 1st of any such year that the Board has determined that the term shall not be renewed.  The Geisel Employment Agreement provides for an initial base salary of $500,000 per year.  Mr. Geisel also is eligible to participate in any of the Company’s bonus, benefit, retirement and welfare plans and programs for which he is or will be eligible.  Mr. Geisel is also eligible to receive grants of options to purchase shares of the Company’s common stock and shares of restricted stock with the number of options and restricted stock to be determined based upon achievement of certain financial targets to be agreed upon annually. In addition, the Geisel Employment Agreement includes a “claw back” provision that provides for the repayment of bonuses and incentive compensation in certain circumstances as described below.

In the event Mr. Geisel’s employment is terminated by the Company for reasons other than in conjunction with or within 24 months following a “Change in Control”, for “Just Cause”, death or “Disability” (as those terms are defined in the Geisel Employment Agreement), Mr. Geisel will be entitled to receive a severance payment (without regard to the number of months remaining on the term of the Geisel Employment Agreement) equal to 24 multiplied by the sum of the following:

(i)	the average of his monthly base salary in effect for the 36-month period immediately prior to his termination; and

(ii)
the average of any cash bonuses (calculated as a monthly average) paid to him in accordance with the Company’s Annual Cash Incentive Plan  and any other cash bonus arrangements paid to him during the previous 36 month period (or lesser period of employment if his employment has been for a lesser period of time at the time of termination).

Mr. Geisel will be entitled to receive the above-described severance payment if he voluntarily terminates employment upon the occurrence of, or 90 days following, certain events generally constituting a change in circumstances of his employment provided that the Company shall be entitled to remedy such circumstances during a 30-day period following receipt of notice from Mr. Geisel that he intends to resign.  He will also not be entitled to any compensation or other benefits under the Geisel Employment Agreement, other than unpaid salary, if his employment is terminated for “Just Cause” or if he voluntarily terminates for other than an event constituting a change in circumstances.

If Mr. Geisel is terminated without “Just Cause” or resigns for good reason within 24 months following a change in control of the Company, he will be entitled to receive a lump sum payment equal to 2.999 times his average annual aggregate taxable compensation paid by the Company for the most recently completed five calendar years ending on, or before, the date of such change in control.

The Geisel Employment Agreement provides that any payment to Mr. Geisel in connection with a change in control will not be limited to the amounts that are deductible by the Company.  As such, a portion of such payments could be non-deductible by the Company for federal tax purposes and  may result in Mr. Geisel receiving a payment that is subject to a 20% excise tax.  Provisions related to a tax gross-up of any excise tax obligations of Mr. Geisel were removed from the agreement in 2010.

The Geisel Employment Agreement provides that Mr. Geisel would be obligated to repay (upon demand by the Compensation Committee) any bonus or incentive compensation paid or payable by the Company or the Bank during his employment in the event that such payments were based on either (i) materially inaccurate financial statements or any other materially inaccurate performance metric criteria or (ii) financial statements or performance metrics that are subsequently restated or revised. Any such demand for repayment must be made within two years of the date of payment of the bonus or incentive compensation payment other than in the event of fraud or intentional misconduct in which case the demand period shall not be limited.

For a period of 20 months following termination of employment or 18 months following termination of employment after a change in control event, Mr. Geisel will be subject to non-competition limitations related to employment with a financial institution engaged in the business of offering retail customer and commercial deposit and/or loan products whereby Mr. Geisel will have a work location within 25 miles of any office of the Company or any subsidiary existing as of the date of such termination of employment; provided, however, Mr. Geisel may request a waiver from the Company with respect to the non-compete limitations on a case by case basis at any time in order to permit him to engage in investment banking or private equity investment activities, and the Company agrees that it will review such request.

As noted above, the named officers are parties to various agreements that provide for payments in connection with any termination of their employment.  The following table shows the payments that would be made to the named officers at, following or in connection with any termination of their employment in the specified circumstances as of the last business day of the last fiscal year ended December 31, 2012.

	Death	Disability		Retirement	Termination following Change in Control	Termination Without Cause (1)	Termination With Cause
Bernard A. Brown
Chairman
Management Severance Agreement	$-		$-	$-	$2,802,883	$-	$-
Restricted Stock(5)	6,534		6,534	-	24,338	-	-
Options(2)	-		-	-	-	-	-
Salary Continuation Plan(3)	-		-	1,099,036	-	-	-

Sidney R. Brown
Vice Chairman, Treasurer and Secretary
Management Severance Agreement	$-		$-	$-	$1,152,579	$-	$-
Restricted Stock(5)	6,534		6,534	-	24,338	-	-
Options(2)	-		-	-	-	-	-

Thomas X. Geisel
President and Chief Executive Officer
Employment Agreement(4)	$-		$1,265,000	$-	$2,456,890	$1,340,000	$-
Benefits Continuation(4),(6)	-		66,354	-	-	-	-
Restricted stock(5)	100,013		100,013	-	129,862	-	-
Options(2)	4,167		4,167	-	35,132	-	-

Thomas R. Brugger
Executive Vice President and Chief Financial Officer
Management Severance Agreement	$-		$-	$-	$325,000	$112,500	$-
Benefits Continuation(6)	-		15,553	-	-	-	-
Executive LTD(7)	-		325,000	-	-	-	-
Restricted stock(5)	-		-	-	-	-	-
Options(2)	161		161	-	3,600	-	-

Michele B. Estep
Executive Vice President and Chief Administrative Officer
Management Severance Agreement and Severance Policy(8)	$-		$-	$-	$375,000	$250,000	$-
Benefits Continuation(6)	-		15,553	-	-	38,666	-
Executive LTD(7)	-		250,000	-	-	-	-
Restricted Stock(5)	44,367		44,367	-	356,357	-	-
Options(2)	1,100		1,100	-	6,579	-	-
Bradley J. Fouss
Executive Vice President and Director of Wholesale Banking
Management Severance Agreement and Severance Policy(8)	$-	$		$-	$420,000	$280,000	$-
Benefits Continuation(6)	-		15,834	-	-	15,834	-
Executive LTD(7)	-		280,000	-	-	-	-
Restricted Stock(5)	35,004		35,004	-	414,552	-	-
Options(2)	1,100		1,100	-	6,579	-	-

Edward A. Malandro
Executive Vice President and Director of Consumer Banking	$-		$-	$-	$-	$-	$-
Management Severance Agreement and Severance Policy(8)	-		-	-	356,775	237,850	-
Benefits Continuation(6)	-		15,553	-	-	-	-
Executive LTD(7)	-		237,850	-	-	-	-
Restricted Stock(5)	41,043		41,043	-	289,444	-	-
Options(2)	1,100		1,100	-	6,579	-	-

(footnotes begin on following page)

_________
(1)	Termination without cause includes involuntary termination by the Company or termination by the Executive for “good reason.”
(2)	Represents accelerated vesting of stock option awards. As of December 31, 2012, the market price of the common stock was $3.54.
(3)
Pursuant to a Salary Continuation Plan approved by the Company in 2010, Mr. Brown is eligible upon retirement to continue to receive payment of his salary for a period of 36 months as Chairman Emeritus.

(4)	Employment Agreement effective July 16, 2009.
(5)
Represents accelerated vesting of stock awards upon change in control and pro rata vesting of stock awards upon death, disability and termination without cause.  As of December 31, 2012, the market price of the common stock was $3.54.

(6)
Benefits continuation includes medical, dental and life insurance for Mr. Geisel per the terms of the July 16, 2009 Employment Agreement based upon information available as of December 31, 2011.  Benefits continuation for Ms. Estep includes continuation of medical and dental insurance for 18 months. Benefits continuation for Mr. Fouss and Mr. Malandro includes the continuation of medical and dental insurance for 12 months.

(7)	Executive LTD consists of one year of salary continuation upon disability.
(8)	Payment upon termination without cause is based upon the Bank’s existing severance policy.

Pension Benefits. The following table provides information with respect to each defined benefit pension plan in which a Named Executive Officer may receive payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number Of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year

Bernard Brown	Salary Continuation Plan	27 years	$1,099,036	$0
____________
(1)	Projected payout amount based upon salary as of December 31, 2012 of $356,400.

The Company has approved a salary continuation plan with Bernard A. Brown, Chairman of the Board, as identified above. The purpose of the salary continuation plan is to provide Chairman Brown with retirement benefits in the form of salary continuation for 36 months following his retirement or in the event of his death or disability. The salary continuation plan, as well as any payments to be made to Chairman Brown pursuant to the salary continuation plan, requires prior regulatory approval.

DIRECTOR COMPENSATION

Meeting Fees.  For the year ended December 31, 2012, each member of the Board of Directors (excluding the Chairman, Vice Chairman and President – who are compensated as executive officers of the Company) received a fee of $1,500 for each regularly scheduled board meeting and $1,000 for each regularly scheduled committee meeting attended.  In addition, directors receive meeting fees for special conference call meetings of the Board and committees at the discretion of the Chairman, Vice Chairman, President or Committee Chair, which are generally $1,000 per meeting.  With the exception of one director, meeting fees are paid in the form of shares of the Company’s common stock. Due to limitations on the percentage ownership of the Company he may own, Director Ross’ meeting fees are paid in cash rather than stock.

Other Compensation.  As part of their director compensation for 2012, each director (excluding the Chairman, Vice Chairman and President) received shares of the Company’s common stock worth $6,000; with the exception of Director Ross who received cash. Directors who did not serve as such for the entire year received a prorated portion.

Retainers.  For 2012, the Audit Committee Chairman received an annual retainer of $23,000, other committee chairmen received an annual retainer of $20,500 and each other director, except the Chairman, Vice Chairman and employee directors of the Company, received an annual retainer of $18,000.  Directors may elect payment in cash or shares of Company common stock.  Directors who did not serve as such for the entire year received a prorated portion.

Directors Deferred Fee Plan. The director may elect to defer receipt of shares earned as director compensation pursuant to the terms of the Company’s Directors Deferred Fee Plan which was adopted by the Board in April 2009.

Directors Stock Purchase Plan.  Directors and advisory directors of the Company or the Bank are eligible to participate in the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated, which provides a way for directors  and advisory directors to increase their ownership of shares of the Company’s common stock.  Participants in the plan may contribute up to $2,000 per month, and such funds are used to purchase common stock of the Company.  Participants are granted options to purchase Company common stock under the terms of the Directors Stock Purchase Plan for 95% of the purchase price of such common stock, and all brokerage commissions or services charges for the purchase of common stock under the plan are paid by the Company.  For each calendar year, a participant will be granted an option under the Directors Stock Purchase Plan which permits his or her rights to purchase stock under the plan to acquire up to $25,000 of fair market value of Company common stock at 95% of the market price.

Director Compensation Table.  Set forth below is a table providing information concerning the compensation of the directors of the Company for 2012.

Name	Fees Earned or Paid in Cash(2)	Stock Awards(3)(4)(5)	Option Awards	All Other Compensation	Total

Bernard A. Brown(1)	$-	$-	$-	$-	$-
Wilbur L. Ross, Jr.	39,500	-	-	-	39,500
Jeffrey S. Brown	2	46,498	-	-	46,500
Sidney R. Brown(1)	-	-	-	-	-
Peter Galetto, Jr.	23,004	59,496	-	-	82,500
Thomas X. Geisel(1)	-	-	-	-	-
Anne E. Koons	18,002	19,498	-	-	37,500
Eli Kramer	1	92,999	-	-	93,000
Anthony R. Coscia	5	73,995	-	-	74,000
William J. Marino	4	42,496	-	-	42,500
Philip A. Norcross	2	32,498	-	-	32,500
Steven A. Kass	-	33,500	-	-	33,500
_______________
(1)
These individuals served as executive officers of the Company during 2012 and were compensated as executive officers.  They did not receive compensation in their capacity as directors during 2012.  Their compensation is discussed above under Executive Compensation.

(2)	Includes cash payment which resulted from payout of fractional shares earned during 2012.
(3)
Stock compensation includes aggregate shares received, including those deferred under the Plan, with a fair value of $2.48 and $3.49, respectively, for each director:  Jeffrey S. Brown – 6,451 and 8,739; Peter Galetto Jr. – 8,467 and 11,031; Anne E. Koons – 3,629 and 3,008; Eli Kramer – 13,928 and 16,750; Anthony R. Coscia – 11,911 and 12,738; William J. Marino – 6,871 and 7,294; Philip A. Norcross – 3,225 and 7,020; and Steven A. Kass – 3,629 and 7,020. The grant date fair value is calculated in accordance with FASB ASC 718. See Note 2 to the Company’s 2012 Audited Financial Statements for additional discussion on valuation methodology.

(4)
Compensation paid to a director may be deferred under the Directors Deferred Fee Plan until the director retires or otherwise terminates service.  Such compensation deferred will be paid out in the future in the form of Company common stock. Included in the aggregate stock compensation is shares deferred under the Plan, with a fair value of $2.48 and $3.49, respectively, for each director: Eli Kramer – 13,928 and 16,750; and Philip A. Norcross – 1,814 and 7,020.

(5)	As of December 31, 2012, the number of shares deferred under the Plan for each director: Eli Kramer – 86,111; and Philip A. Norcross – 8,834.

RELATED PARTY TRANSACTIONS

Bernard A. Brown, the Chairman of the Board of Directors, is an owner of Vineland Construction Company which leases office space to the Company and has been engaged by the Company to act as project manager for various matters. In addition, Arctic Realty Company LLC has been engaged by the Company to act as project manager and the Company entered into an agreement with Arctic Realty Company LLC as of December 31, 2008 to lease office space beginning in 2009.  The Company paid approximately $565 thousand and $335 thousand to Vineland Construction Co. and Arctic Realty Company LLC, respectively, during 2012.

Anne E. Koons, a director, is the sole owner of ABK Realty, which leases office space and land to the Company.  The Company paid approximately $404 thousand to ABK Realty during 2012.

Bernard A. Brown, the Chairman of the Board of Directors, and directors Sidney R. Brown, Jeffrey S. Brown and Anne E. Koons and former director Ike Brown, are all parties to an agreement, pursuant to which they and others affiliated with them purchased Company common stock and Series B Preferred Stock in connection with the private placement on September 22, 2010.  Wilbur L. Ross, Jr., a director, is Chairman and Chief Executive Officer of WL Ross & Co. LLC, an affiliate of which is a party to an agreement, pursuant to which it purchased Company common stock and Series B Preferred Stock in connection with the private placement on September 22, 2010.  The securities purchase agreements entered into between the Company and these parties gave these investors contractual “gross-up” rights in connection with the sale by the Company of additional shares of common stock.  These rights entitled these parties to purchase shares at the public offering price less any underwriting discounts.

It is the Company’s policy that any transactions between the Company or the Bank on the one hand and a director or executive officer on the other hand, be reviewed and approved by the independent directors of the Company as part of the independent directors’ regular meetings.  Only transactions that the independent directors have determined to be on terms substantially the same, or at least as favorable to the Company and the Bank, as those that would be provided by a non-affiliate are approved.

In its normal course of business, the Bank makes various types of loans to officers, directors and employees of the Bank and of the Company.  These loans are made on substantially the same terms and conditions (including interest rates and collateral requirements) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with its other unaffiliated customers and do not involve more than the normal risk of collectability, nor present other unfavorable features.  All of these loans were current at December 31, 2012.

The Company’s independent directors, as determined by the standards of the NASDAQ Listing Rules, are: Peter Galetto, Jr., Eli Kramer, Wilbur L. Ross, Jr., Anthony R. Coscia, William J. Marino, Philip A. Norcross and Steven A. Kass.

PROPOSAL II - RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and is submitting such appointment to the Company’s shareholders for ratification.  A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of the Company at the Annual Meeting.  The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

Audit Fees and Services

Audit Fees.  The following table summarizes the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively, the “Deloitte Entities”) to the Company for professional services rendered for the fiscal years ended December 31, 2012 and 2011:

	2012	2011
	(In thousands)
Audit Fees	$624	$631
Audit-Related Fees	102	-
Tax Fees	-	99
All Other Fees	-	-
Total	$726	$730

Fees for audit services billed consisted of:

●           Audit of the Company’s annual financial statements;
●           Review of the Company’s quarterly financial statements; and
●           Comfort letters, consents and other services related to SEC matters.

Fees for audit-related services billed consisted of:

●           Due diligence associated with capital raise; and
●           Financial accounting and reporting consultations.

Fees for tax services billed consisted of:

●
Tax compliance services - services rendered based upon facts already in existence or transactions that have already occurred to document, compute amounts to be included in tax filings and consisted of federal, state and local income tax return assistance; and

●
Tax planning and advice - services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.  Such services consisted of tax advice related to structuring certain proposed mergers, acquisitions and disposals.

In considering the nature of the services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with Deloitte & Touche LLP and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC.

It is the Audit Committee’s policy to pre-approve all audit and non-audit services prior to the engagement of the Company’s independent registered public accounting firm to perform any service.  The policy contains a de minimus provision that operates to provide retroactive approval for permissible non-

audit services under certain circumstances.  The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

●           The service is not an audit, review or other attest service;

●
The aggregate amount of all such services provided under this provision does not exceed the lesser of $25,000 or five percent of total fees paid to the independent registered public accounting firm in a given fiscal year;

●	Such services were not identified at the time of the engagement to be non-audit services;

●	Such service is promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

●	The service and fees are specifically disclosed in the Proxy Statement as meeting the de minimus requirement.

During 2012, no fees were approved under the de minimus provision.

The Audit Committee is responsible for recommending the appointment of the Company’s independent registered public accounting firm and for meeting with such firm with respect to the scope and review of the annual audit.  Additional responsibilities of the Audit Committee are to ensure that the Board of Directors receives objective information regarding policies, procedures and activities of the Company with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities of the Company as may be directed by the Board of Directors.

PROPOSAL III - APPROVAL OF THE SUN BANCORP, INC. DIRECTORS STOCK
PURCHASE PLAN, AS AMENDED AND RESTATED

The Board of Directors has adopted the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated (the “Plan”).  The full text of the Plan is attached as Appendix A to this Proxy Statement. The following summary of the major provisions of the Plan is qualified, in its entirety, by reference to the Plan as set forth in Appendix A.  The Board of Directors recommends that shareholders vote “FOR” the approval of the Directors Stock Purchase Plan, as amended and restated.

Purpose

The Plan offers a convenient and economical way for its directors and emeritus directors to increase their ownership of shares of the Company’s common stock. Once a director or emeritus director of the Company or the Bank is enrolled as a participant in the Plan (each, a “Participant,” collectively, the “Participants”), contributions of up to $2,000 per month may be made to the Plan and such funds will be used to purchase common stock under the terms of the Plan. Participation in the Plan is strictly voluntary, and the Participant will pay 95% of the purchase price of the common stock purchased under the Plan. The Participant pays no brokerage commissions or service charges for purchases made under the Plan. Any such charges will be paid by the Company.

Administration

The Company will serve as the Plan Administrator (“Plan Administrator”) to administer the Plan and make purchases of common stock as agent for the Participants. The Board of Directors has the authority to make changes in the Plan, and to appoint or to remove the Plan Administrator, at any time. Until changed by further notice, any notices or communications to the Plan should be directed to the Plan

Administrator, Directors Stock Purchase Plan, c/o  Corporate Secretary, Sun Bancorp, Inc., 226 Landis Avenue, Vineland, New Jersey 08360. The Plan Administrator will keep a continuous record of each Participant’s participation and send him or her a statement of his or her account under the Plan for each calendar month in which a purchase of common stock under his or her Plan account occurs. The Plan Administrator will also hold and act as custodian of shares purchased under the Plan.

Shares Available for Issuance

The aggregate number of shares of Company common stock which may be issued pursuant to Options (as defined herein) granted or to be granted under the Plan in 2013 and future years is 200,000 shares, subject to certain adjustments for changes in the capital structure of the Company, as described below. See “Recapitalization, Merger, Consolidation, and Similar Transactions.”  Shares issued to Participants upon exercise of Options shall be either newly issued shares of the Company, treasury shares or shares purchased in the open market, at the Company’s discretion.

Eligibility to Participate

All directors and emeritus directors of the Company and its subsidiaries that, along with the Company, are members of a controlled group of corporations (as defined in Section 1563 of the Internal Revenue Code) are eligible to participate in the Plan.  Presently, there is a total of 12 directors and emeritus directors that may be eligible to participate in the Plan.

An eligible director or emeritus director may join the Plan by completing the authorization form provided by the Plan Administrator and returning it to the Plan Administrator. An eligible director or emeritus director may join the Plan at any time to become effective as of the first day of the next calendar month after the request is received by the Plan Administrator.

Purchases of Securities Pursuant to the Plan and Payment for Securities Offered

Term of the Plan.  Unless previously terminated, the Plan shall continue in effect until the total of 200,000 shares of common stock reserved for issuance under the Plan have been purchased under the Plan in 2013 and later years, after which time no further awards may be granted.

Option Price.  The amounts paid from all Participants’ will be pooled and forwarded to the Plan Administrator to buy shares of common stock for the accounts of all Participants under the Plan not less than monthly prior to the next Investment Period.  The “Investment Period” shall consist of the calendar month  following each receipt of funds by the Plan Administrator, during which such funds are invested  by the Plan Administrator in common stock of the Company.  A Participant shall be granted an option to purchase common stock (an “Option”) as of the last business day of each calendar month (“Option Grant Date”) at an option exercise price equal to 95% of the average purchase price of the common stock purchased during the “Investment Period” immediately following the Option Grant Date. Any fraction of a cent will be rounded to the nearest cent. Options granted are nontransferable.

Limitations on Grant of Options.  No Participant shall be granted an Option under the Plan which permits his or her rights to purchase stock under the Plan at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of the grant of such Option) for each calendar year.

Option Period.  The decision by a Participant to participate in the Plan and to exercise an Option to purchase stock during subsequent Investment Periods, or to suspend participation and not to exercise such options, may be changed by a Participant to be effective as of the first day of the next calendar quarter (i.e., January 1, April 1, July 1 and October 1).

Payment for Options.  The Participant authorization form directs the Company to pay to the Plan Administrator the amount elected to be contributed by the Participant under the Plan. The Participant will specify on the authorization form the amount to be contributed each month.  Contributions may be authorized in even multiples of $5.00 from a minimum of $10.00 to a maximum of $2,000 per month (not to exceed $25,000 per calendar year); provided further that such amounts are subject to reduction so that the aggregate sum of such contributions for each Participant plus cash dividends credited to each Participant’s account shall not exceed the limitations of $25,000 per year of stock purchases under the Plan. No interest will be paid on contribution amounts awaiting investment.

Recapitalization, Merger, Consolidation, and Similar Transactions

Subject to any required action by the shareholders of the Company, the aggregate number of shares of common stock for which Options may be granted under the Plan, the number of shares of common stock covered by each outstanding Option, and the exercise price per share of common stock of each Option shall all be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend on the common stock or any other increase or decrease in the number of such shares of common stock effected without a receipt of consideration by the Company.

Upon the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, each Option granted hereunder shall expire as of the effective date of such transaction.

Amendment and Termination

Although the Company intends to continue the Plan until the total number of shares authorized under the Plan shall have been purchased by Participants, the Company reserves the right to suspend, modify or terminate the Plan at any time. Any such suspension, modification or termination shall not affect a Participant’s right to receive shares of common stock already purchased for him or her (except that the Company may take any action necessary to comply with applicable law). Upon the termination of the Plan, the Company shall return to Participants any uninvested accumulated contributions as soon as practicable.

Withdrawal from Participation

A Participant may withdraw from the Plan at any time to be effective as of the first day of any calendar quarter (i.e., January 1, April 1, July 1 and October 1). Upon termination of service with the Company, participation under the Plan shall immediately cease and no unexercised options to purchase common stock under the Plan shall be deemed exercisable. Termination of service shall include termination as a result of death or disability of the Participant.

Notwithstanding the foregoing, upon written request to the Plan Administrator, a Participant may request the distribution of shares held under the Plan in stock certificates of not less than 100 share increments at any time. Alternatively, a Participant may request that such distribution be made in the form of cash, in which case such distribution of cash will be made in accordance with the procedures noted above, with the proceeds from the sale of such shares, less any brokerage commissions and any taxes, if applicable, as noted above. Such distribution of Plan shares shall not be deemed a “Withdrawal” under the Plan.

Rights as a Shareholder

Each Participant will have the authority to direct the Plan Administrator in the manner of voting the number of whole shares and fractional shares of common stock held in his or her account. Cash dividends paid on shares credited to a Participant’s account will be retained in the Participant’s account and invested in common stock as soon as practicable following the dividend payment date.

Federal Income Tax Consequences

Under present federal income tax laws, awards under the Plan will have the following consequences:

(1)           The grant of an Option to purchase stock under the Plan will not by itself, result in the recognition of taxable income to the Participant or entitle the Company to a deduction at the time of such grant.

(2)           The exercise of an Option will result in the recognition of taxable ordinary income by the Participant on the date of exercise in an amount equal to the difference between the exercise price of such Option (i.e., 95% of the market price of the stock purchased) and the fair market price of such common stock.

(3)           The subsequent sale of the common stock may result in additional taxable income (long-term or short-term capital gains) based upon the difference between the sale price of such common stock and the tax basis of such common stock acquired.

(4)           Receipt of cash dividends on stock held under the Plan will result in taxable income to the Participant in the year received without regard to the reinvestment of such dividends for the purchase of additional common stock under the Plan.

The foregoing provides a summary of the federal income tax consequences applicable to participation under the Plan. Each Participant is urged to consult his or her own tax advisor for information regarding federal and state tax consequences applicable to his or her specific situation.

New Plan Benefits

In that benefits under the Plan will depend on an individual’s elections to participate in the Plan and to purchase shares under the Plan at various future dates, it is not possible to determine the benefits that our directors will receive under the Plan. The following table presents certain information with respect to shares purchased through our Plan during the fiscal year ended December 31, 2012 for each director. This information regarding purchases for the fiscal year ended December 31, 2012 is for illustration only and may not be indicative of purchases that the directors will make in the future under the Plan.

Directors Stock Purchase Plan

Name and Position	Number of Shares Purchased	Average Purchase Price of Shares	Dollar Value($)

Bernard A. Brown	8,377	$2.84	$23,750
Chairman

Sidney R. Brown	8,377	$2.84	$23,750
Vice-Chairman, Treasurer & Secretary

Non- Executive Director Group (9 persons)	-	$-	$-

Shareholder Approval

Shareholder approval of the Plan is being sought to meet the requirements under the rules of the NASDAQ Global Select Market.  An affirmative vote of the holders of a majority of the total votes cast at the meeting in person or by proxy is required to constitute shareholder approval of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SUN BANCORP, INC. DIRECTORS STOCK PURCHASE PLAN, AS AMENDED AND RESTATED.

REPORT OF THE AUDIT COMMITTEE

For the fiscal year ended December 31, 2012, the Audit Committee (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with the Company’s independent auditors, Deloitte & Touche LLP, all matters required to be discussed under Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received from Deloitte & Touche LLP written disclosures and the letter regarding Deloitte & Touche LLP’s independence as required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with Deloitte & Touche LLP its independence.  Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Audit Committee:  Steven A. Kass (Chair), Peter Galetto, Jr. and Eli Kramer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership of the Company’s common stock with the SEC.  Based upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during the year ended December 31, 2012.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons named in the accompanying proxy.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice of Annual Meeting or proxy materials to beneficial owners.  In addition to solicitations by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order to be considered for inclusion in the Company’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive offices at 226 Landis Avenue, Vineland, New Jersey 08360, no later than December 13, 2013.  Any such proposal shall be subject to the requirements of the proxy rules adopted by the SEC under the Securities Exchange Act of 1934, as amended.

Under the Company’s bylaws, shareholder proposals and shareholder nominations for directors that are not included in the Company’s proxy materials for next year’s annual meeting of shareholders will only be considered at the annual meeting if the shareholder submits notice of the proposal to the Company at the above address no earlier than 90 days prior nor later than 60 days prior to the first anniversary of the Annual Meeting or between February 22, 2014 and March 24, 2014.  However, the bylaws further provide that in the event the date of next year’s annual meeting is changed by more than 30 days from such anniversary date, the deadline for submission of proposals will be the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made.  In addition, shareholder proposals and shareholder nominations for directors must meet other applicable criteria as set forth in the Company’s bylaws in order to be considered at next year’s meeting.

The Company’s bylaws include provisions setting forth specific conditions under which persons may be nominated as directors of the Company at an annual meeting of shareholders.  A copy of such provisions is available upon request to:  Sun Bancorp, Inc., 226 Landis Avenue, Vineland, New Jersey 08360, Attention:  Corporate Secretary.

FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012, WILL BE FURNISHED WITHOUT CHARGE (WITHOUT EXHIBITS) TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, SUN BANCORP, INC., 226 LANDIS AVENUE, VINELAND, NEW JERSEY 08360.

 Appendix A

SUN BANCORP, INC.

DIRECTORS STOCK PURCHASE PLAN

As Amended and Restated

1.	Purpose and Plan Summary.

The Sun Bancorp, Inc. Directors Stock Purchase Plan (the “Plan”) offers a convenient and economical way for its directors and emeritus directors to increase their ownership of shares of the common stock of Sun Bancorp, Inc. (“Common Stock”).  Once a director or emeritus director of Sun Bancorp, Inc. (the “Company”) or Sun National Bank is enrolled as a participant in the Plan (collectively, the “Participants,” each a “Participant”), contributions of up to $2,000 per month may be made to the Plan and such funds will be used to purchase Common Stock under the terms of the Plan.  Participation in the Plan is strictly voluntary, and the Participant will pay 95% of the purchase price of the Common Stock purchased under the Plan.  The Participant pays no brokerage commissions or service charges for purchases made under the Plan.  Any such charges will be paid by the Company.

2.           Administration.

The Company will serve as the Plan Administrator (“Plan Administrator”) to administer the Plan and to make purchases of Common Stock as agent for the Participants.  The Board of Directors of the Company (“Board of Directors”) has the authority to make changes in the Plan and to appoint or to remove the Plan Administrator, at any time.  Until changed by further notice, any notices or communications to the Plan should be directed to the Plan Administrator, Directors Stock Purchase Plan, c/o Corporate Secretary, Sun Bancorp, Inc., 226 Landis Avenue, Vineland, New Jersey 08360.

If a director or emeritus director decides to participate in the Plan, the Plan Administrator will keep a continuous record of his/her participation and send him/her a statement of his/her account under the Plan for each calendar month in which a purchase of Common Stock under his/her Plan account occurs.  The Plan Administrator will also hold and act as custodian of shares purchased under the Plan.  Certificates for shares purchased under the Plan will be held by the Plan Administrator.  The number of shares credited to a Participant’s account under the Plan will be shown on his/her statement of account.  However, certificates for whole shares credited to a Participant’s account under the Plan will be issued to him/her upon his/her written request to the Plan Administrator, at the address set forth above.  Certificates for fractional share interests will not be issued.

The Plan Administrator reserves the right to interpret the provisions of the Plan.  The Plan Administrator may establish such procedures and make such other provisions for the administration and operation of the Plan as it deems appropriate to give effect to the Plan’s purpose.  The Plan Administrator may rely on the authority and correctness of written instructions received from the Company and Participants in administering the Plan.

3.           Eligibility.

All directors and emeritus directors of the Company and its subsidiaries that, along with the Company, are members of a controlled group of corporations (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the “Code”)), are eligible to participate in the Plan.

4.           Election to Participate.

An eligible director or emeritus director may join the Plan by completing the Authorization Form provided by the Plan Administrator and returning it to the Plan Administrator at the address noted at Section 2 herein.  Authorization Forms will be furnished to eligible directors and emeritus directors at any time upon request to the Company.  An eligible director or emeritus director may join the Plan at any time to become effective as of the first day of the next calendar month after the request is received by the Plan Administrator (the “Enrollment Date”).

5.           Participant Contributions.

The Authorization Form directs the Company to pay to the Plan Administrator the amount that the Participant elects to pay directly to the Company for investment in Common Stock under the Plan. The Authorization Form also directs the Plan Administrator to use these payments for the purchase of shares of the Common Stock.

After an Authorization Form has been received by the Plan Administrator, the Company will pay to the Plan Administrator all future payments received by the Company for participation under the Plan.  The amounts paid by all Participants will be pooled and forwarded to the Plan Administrator to purchase shares of Common Stock for the accounts of all Participants under the Plan not less frequently than monthly prior to the next “Investment Period.”  The “Investment Period” shall consist of the calendar month following each receipt of funds by the Plan Administrator, during which such funds are invested by the Plan Administrator in Common Stock of the Company.  To the extent administratively feasible, such funds shall be invested on the first business day of each Investment Period, or as soon as practical thereafter. No interest will be paid by the Company or the Plan Administrator on amounts held on behalf of a Participant awaiting investment.

The Plan shall remain in effect for an indefinite period of time until the total shares purchased under the Plan equals the total shares of Common Stock authorized under the Plan or the Plan is terminated by the Company, whichever is earlier.  Participant contributions may be made in even multiples of $5.00 from a minimum of $10.00 to a maximum of $2,000 per month.  No interest will be paid on Participant contributions awaiting investment.  The amount of a Participant’s contributions can be revised, changed or terminated by the Participant each month.

6.	Stock Purchase Price.

A Participant shall be granted an option to purchase Common Stock (an “Option”) as of the last business day of each calendar month (“Option Grant Date”) at an option exercise price equal to 95% of the average purchase price of the Common Stock purchased during the Investment Period immediately following the Option Grant Date.  Any fraction of a cent will be rounded to the nearest cent.  Options granted hereunder shall be nontransferable.

7.           Number of Shares Purchased.

During each Investment Period, accumulated Participant contributions from all Participants and cash dividends, if any, held under the Plan for all Participants will be pooled and used to purchase shares of Common Stock in the open market, or otherwise, for the accounts of the Participants.  The Company shall transmit sufficient funds to the Plan Administrator in addition to accumulated Participant contributions and cash dividends necessary to permit the Plan Administrator to purchase Common Stock during each Investment Period without regard to any purchase price discounts in accordance with the Plan.  The maximum number of whole shares will be purchased.  Any Participant contributions and cash dividends remaining after purchase of such maximum number of whole shares will be retained and applied to the purchase of shares during the next Investment Period.  Each Participant’s account will be credited with his/her pro rata share (computed to four decimal places) of the shares purchased and any additional Participant contributions and cash dividends which have been accumulated.  The number of shares credited to each Participant’s account will depend upon the amount of the Participant’s contributions and cash dividends and the option exercise price determined as provided under the heading “Stock Purchase Price.”

8.           Fees and Expenses.

Participants will incur no brokerage commissions or service charges for purchases of Common Stock made under the Plan.  Certain charges as described under the heading “Withdrawal” may be incurred upon a Participant’s withdrawal from the Plan or upon termination of the Plan.  The Plan Administrator may deduct expenses from the Plan to the extent that such expenses have not been paid directly by the Company; provided that not less than 15 days written notice of such intent to make such deductions is furnished to the Company.

9.           Withdrawal and Distribution of Stock Certificates.

A Participant may withdraw from the Plan at any time to be effective as of the first day of any calendar quarter (i.e., January 1, April 1, July 1 and October 1) following receipt of such notice.  Upon termination of service with the Company or its subsidiaries as a director or emeritus director, participation under the Plan shall immediately cease and no unexercised options to purchase Common Stock under the Plan shall be deemed exercisable.  Termination of service shall include termination as a result of death or disability of the Participant.  Within 10 business days following a Participant’s termination of service with the Company or its subsidiaries, the Participant shall submit to the Plan Administrator a distribution form requesting withdrawal from the Plan and distribution of all of the Participant’s assets under the Plan either in the form of cash or whole shares of Common Stock. If such withdrawal request is not received by the Plan Administrator within 10 business days of the Participant’s termination of service with the Company or its subsidiaries, the Plan Administrator will nevertheless process such Participant’s withdrawal, and the Participant will receive such distribution in the form of shares of Common Stock issued in book entry.

To withdraw from the Plan, a Participant must notify the Plan Administrator in writing of his/her withdrawal at the address noted at Section 2 herein.  In the event a Participant withdraws, or in the event of the termination of the Plan, certificates for whole shares credited to the account of the withdrawing Participant, or all Participants in the case of a termination of the Plan, will be delivered by the Plan Administrator and a cash payment will be made for the sale price (less brokerage commission and transfer taxes, if any) of any fractional share interests and any additional Participant contributions credited to the account of the withdrawing Participant, or all Participants in the case of a termination of the Plan.  The Plan Administrator may establish such equitable arrangements for the sale of fractional share interests as it shall deem appropriate.  As an alternative to receiving certificates for whole shares, a Participant may request the Plan Administrator to sell such shares to be distributed under the Plan.  The proceeds from the sale of such shares, less any brokerage commissions and any transfer taxes, will be remitted to the Participant.  The Plan Administrator may accumulate requests to sell Common Stock under the Plan, and sales transactions, if necessary, will occur in the subsequent Investment Period from which they are received, as determined by the Plan Administrator.  Alternatively, Common Stock directed for sale during an Investment Period in which there is also a request to purchase Common Stock during such Investment Period may be matched by the Plan Administrator for the benefit of Plan Participants (both sellers and purchasers) without the need to execute such transaction on the national securities exchange in which such Common Stock trades.  The trade price on such matched transactions will be deemed to equal the average purchase price paid by the Plan Administrator for all other Common Stock purchased by the Plan Administrator under the Plan during that Investment Period.

If a request by a Participant to withdraw from the Plan is received by the Plan Administrator prior to the first day of any calendar quarter, the amount of the Participant contributions scheduled to be invested during the next Investment Period will not be so invested.  In  such event, no subsequent Participant contributions will be accepted from such Participant, unless he/she completes a new Authorization Form.

Notwithstanding the foregoing, upon written request to the Plan Administrator, a Participant may request the distribution of shares held under the Plan in stock certificates of not less than 100 share increments at any time.  Alternatively, a Participant may request that such distribution be made in the form of cash, in which case such distribution of cash will be made in accordance with the procedures regarding the sale of shares as noted above in this Section 9 of the Plan.  Such distribution of Plan shares or cash in accordance with this paragraph shall not be deemed a “Withdrawal” under the Plan.  Such distributions, whether in the form of stock certificates or cash, may be requested at any time to be effective as of the first day of any calendar quarter (i.e., January 1, April 1, July 1 and October 1) following receipt of such notice.

10.           Voting of Shares.

Each Participant will have the authority to direct the Plan Administrator in the manner of voting the number of whole shares and fractional shares of Common Stock held in his/her account.  The Company will pay for or reimburse the Plan Administrator for the expenses associated with solicitation of voting proxies and distribution of related materials performed by the Plan Administrator.  The aggregate number of remaining shares representing shares for which no Participant voting instructions are received in a timely manner shall not be voted by the Plan Administrator.

11.           Cash Dividends.

Cash dividends paid on shares credited to a Participant’s account will be retained in the Participant’s account and invested in Common Stock as soon as practicable following the dividend payment date.  Such cash dividends (less applicable tax withholding that may be required) will be aggregated with each Participant’s contributions and invested in accordance with Sections 6 and 7 herein.  Dividend amounts payable to Participants will be rounded to the nearest whole cent in the case of fractional share interests.

12.           Stock Dividends, Stock Splits, or Rights Offering.

Any shares distributed by the Company as a stock dividend on shares credited to a Participant’s account under the Plan, or upon any split of such shares, will be credited to his/her account.  In a rights offering, the Plan Administrator will sell the rights to which a Participant is entitled by virtue of the shares of Common Stock allocated to his/her account under the Plan and the proceeds will be credited to his/her account and applied to the purchase of shares during the next Investment Period.

13.           Purchases under the Plan.

The Plan Administrator shall use all funds received under the Plan for the purchase of the Company’s Common Stock in the open market; or upon not less than 10 days written notice from the Company, such funds shall be utilized for the purchase of shares directly from the Company.  The price, timing and other matters related to the execution and processing of such purchases shall be determined or directed by the Plan Administrator; provided that, to the extent administratively feasible, such purchases of Common Stock shall be made on the first business day of each Investment Period, as provided at Section 5 herein.

14.           Amendment and Termination.

Although the Company intends to continue the Plan until the total number of shares authorized under the Plan shall have been purchased by Participants, the Company reserves the right to suspend, modify or terminate the Plan at any time.  Any such suspension, modification or termination shall not affect a Participant’s right to receive shares of Common Stock already purchased for him/her (except that the

Company may take any action necessary to comply with applicable law).  Upon the termination of the Plan, the Company shall return to Participants any uninvested accumulated Participant contributions as soon as practicable.

15.           Reports.

Each Participant will receive a statement of his/her account not less than four times per year.  Upon written request, a Participant may receive an account statement for each calendar month in which he/she purchases Common Stock under the Plan.  Participants will also receive communications sent by the Company to other stockholders, including the Annual Report of the Company, and its Notice of Annual Meeting and Proxy Statement.  Participants will receive information necessary for reporting income realized by them under the Plan to the Internal Revenue Service.

16.           Tax Withholding.

Taxes which may be required to be withheld with respect to cash dividends received under the Plan will reduce the sums attributable to such dividends available for investment under the Plan.

17.           Related Matters.

The Company and the Plan Administrator in administering the Plan will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant’s account upon such Participant’s death or judicially declared incompetency prior to receipt by the Plan Administrator of timely notice in writing of such death or incompetency or with respect to the prices at which shares are purchased for the Participant’s account, and the times when such purchases are made, or with respect to any loss or fluctuation in the market value after purchase of shares of Common Stock.

A Participant’s investment in shares acquired under the Plan is not different from direct investment in shares of Common Stock of the Company, except to the extent that the purchase price of such Common Stock paid by the Participant shall be equal to 95% of the actual purchase price of such Common Stock by the Plan Administrator.  The Participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held by him/her in the Plan, or otherwise.

18.           Limitations on Participation.

Participants under the Plan who are deemed to be subject to the reporting and liability provisions of Section 16 of the Securities and Exchange Act of 1934 (“1934 Act”) and the rules and regulations promulgated thereunder (“Executive Officers”) shall be subject to the following additional provisions:

a.           Common Stock purchased under the Plan shall be held for a minimum of six months following the date of such purchase under the Plan.

b.           Such Executive Officers who suspend monthly Participant contributions under the Plan may not commence future participation under the Plan for at least six months from the date of such cessation of participation.

Such additional limitations related to participation by Executive Officers shall not be effective with respect to distributions made in connection with death, retirement, disability or termination of employment.  Transactions of Common Stock under the Plan shall be reportable by Executive Officers of the Company to the Securities and Exchange Commission on Form 3, 4 or 5.

19.	Duties of the Company.

a.           The Company shall indemnify the Plan Administrator, including reimbursement for reasonable attorneys fees and related expenses, against any liability to any Participant or Plan beneficiary for any actions taken by the Plan Administrator pursuant to the Plan and/or the Custodial Agreement, absent a finding of gross negligence by a court of competent jurisdiction.

b.           The Company shall deliver Participant contributions received by it to the Plan Administrator in a timely manner.

c.           The Plan Administrator shall be solely responsible for distribution of all necessary regulatory reports and filings related to administration of the Plan, including the timely distribution of IRS Form 1099-Div, as may be required.

d.           The Company shall be solely responsible for ensuring compliance by the Plan related to matters involving Federal or state securities laws and regulations.  The Plan Administrator may rely on the advice or instructions received from the Company related to such matters.

20.	Shareholder Ratification of Plan.

The Company may submit the Plan for approval by the shareholders of the Company if it is deemed necessary or appropriate.

21.	Transferability.

No Option may be transferred, assigned, pledged, or hypothecated (whether by operation of law or otherwise), and no Option shall be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect.

22.           Adjustment Provisions.

The aggregate number of shares of Common Stock with respect to which Options may be granted, the aggregate number of shares of Common Stock subject to each outstanding Option, and the option price per share of each Option shall all be proportionately adjusted as the Company deems appropriate with respect to any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company.

23.           Dissolution, Merger and Consolidation.

Upon the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, each Option granted hereunder shall expire as of the effective date of such transaction.

24.           Limitation on Options.

Notwithstanding any other provisions of the Plan, no Participant shall be granted an Option under the Plan which permits his/her rights to purchase stock under the Plan at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of the grant of such Option) for each calendar year in which such Option is outstanding at any time.  Any Option granted under the Plan shall be deemed to be modified to the extent necessary to satisfy this Section.

25.           Miscellaneous.

a.           Legal and Other Requirements.  The obligations of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by the Company.

b.           No Obligation to Exercise Options.  The granting of an Option shall impose no obligation upon a Participant to exercise such Option; except, however, the decision by a Participant to withdraw from the Plan and not exercise any Options granted must comply with Section 9 herein.

c.           Right to Terminate Service. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment or service of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of such Participant.

d.           Rights as a Shareholder.  No Participant shall have any right as a shareholder unless and until certificates for shares of Common Stock are issued to him/her or credited to his/her account maintained by the Plan Administrator.

e.           Applicable Law.  All questions pertaining to the validity and administration of the Plan and Options granted hereunder shall be determined in conformity with the laws of the State of New Jersey, except to the extent that federal law shall be applicable.

26.           Maximum Plan Purchase Limitations.

Effective as of January 1, 2013, the aggregate number of shares of Common Stock available for future grant as Options pursuant to Section 6 shall not exceed 200,000 shares, subject to adjustment pursuant to Section 22 hereof.  Shares of Common Stock acquired pursuant to the Plan may be authorized but unissued shares, shares now or hereafter held in the treasury of the Company or shares purchased on the open market.  In the event that any Options granted under Section 6 expire unexercised, or are terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock theretofore subject to such Option shall again be available for grant as an Option and shall not reduce the aggregate number of shares of Common Stock available for grant as such Options under the Plan.

Sun Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK___________

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

- Go to **www.envisionreports.com/SNBC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. The election as directors of the following nominees:

	For	Withhold		For	Withhold		For	Withhold
01 - Sidney R. Brown	☐	☐	02 - Wilbur L. Ross, Jr.	☐	☐	03 - Jeffrey S. Brown	☐	☐
04 - Peter Galetto, Jr.	☐	☐	05 - Thomas X. Geisel	☐	☐	06 - Eli Kramer	☐	☐
07 - Anthony R. Coscia	☐	☐	08 - William J. Marino	☐	☐	09 - Philip A. Norcross	☐	☐
10 - Steven A. Kass	☐	☐						

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 JNT
1 U P X 1 6 0 1 6 5 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET **OR** TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SUN BANCORP, INC.

Annual Meeting of Shareholders – May 23, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints the Board of Directors of Sun Bancorp, Inc. (the "Company"), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the annual meeting of shareholders (the "Meeting"), to be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on May 23, 2013 at 9:30 a.m., and at any and all adjournments thereof, in the manner specified on the reverse side.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a paper copy or electronic access to a notice of annual meeting of shareholders, a proxy statement, and the 2012 Annual Report to Shareholders.

Note: Executing this proxy permits such attorneys and proxies to vote, in their discretion, upon such other business as may properly come before the Meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE NOMINEES AND THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

PLEASE COMPLETE, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.